The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-110207

SUBJECT TO COMPLETION, DATED MARCH 24, 2008

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 3, 2003)

$                      % Senior Notes due 2013
$                      % Senior Notes due 2018
$                      % Senior Notes due 2038

TEPPCO Partners, L.P.

We are offering $     aggregate principal amount of     % Senior Notes due 2013, which we refer to as the “2013 notes,” $     aggregate principal amount of     % Senior Notes due 2018, which we refer to as the “2018 notes,” and $      aggregate principal amount of     % Senior Notes due 2038, which we refer to as the “2038 notes” and, together with the 2013 notes and the 2018 notes, as the “notes.” We may redeem some or all of the notes of any series at any time at the applicable redemption price described beginning on page S-19 of this prospectus supplement, which includes a make-whole premium.

The notes are unsecured and rank equally with all other senior indebtedness of TEPPCO Partners, L.P. Each of TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P. will, jointly and severally, guarantee the notes.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Proceeds to
TEPPCO
	Public Offering		Underwriting		Partners, L.P.
	Price(1)		Discount		(before expenses)
	Per Note	Total	Per Note	Total	Per Note	Total

2013 Notes	%	$	%	$	%	$
2018 Notes	%	$	%	$	%	$
2038 Notes	%	$	%	$	%	$
Total		$		$		$

(1)	The public offering prices do not include accrued interest, if any, on the notes, from March , 2008 to the date of delivery.

The underwriters expect to deliver the notes in book entry form only, through the facilities of The Depository Trust Company, against payment on or about March   , 2008.

Joint Book-Running Managers
UBS Investment Bank
JPMorgan
SunTrust Robinson Humphrey
Wachovia Securities
Senior Co-Managers

BNP PARIBAS	Citi	RBS Greenwich Capital

Co-Managers

KeyBanc Capital Markets	Union Bank of California	Wells Fargo Securities

The date of this prospectus supplement is March   , 2008.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes and the guarantees. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the notes will be issued and which gives more general information, some of which may not apply to this offering of notes. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these notes or the guarantees in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business and the notes. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering and our business. You should also read “Risk Factors” beginning on page S-10 of this prospectus supplement, in addition to the risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference herein, for more information about important risks that you should consider before making a decision to purchase any notes in this offering.

TEPPCO Partners, L.P. conducts substantially all of its business through its subsidiaries and unconsolidated joint ventures. Accordingly, in this summary and in the other sections of this prospectus supplement that describe the business of TEPPCO Partners, L.P., references to “TEPPCO Partners,” “us,” “we,” “our,” and like terms refer to TEPPCO Partners, L.P. together with its subsidiaries and unconsolidated joint ventures.

The notes are solely obligations of TEPPCO Partners, L.P. and, to the extent described in this prospectus supplement, are guaranteed by TE Products Pipeline Company, LLC (“TE Products”), TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P., which we refer to as the “subsidiary guarantors.” Accordingly, in the “Description of the Notes” and other sections of this prospectus supplement that describe the notes, unless the context otherwise indicates, references to “TEPPCO Partners,” the “Partnership,” “us,” “we,” “our,” and like terms refer to TEPPCO Partners, L.P. and do not include any of its subsidiaries or unconsolidated joint ventures.

TEPPCO Partners, L.P.

General Overview

We own and operate one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases, or LPGs, in the United States. In addition, we own and operate petrochemical and natural gas liquids, or NGL, pipelines; we are engaged in crude oil transportation, storage, gathering and marketing; we own and operate natural gas gathering systems; and we own interests in Jonah Gas Gathering Company, Seaway Crude Pipeline Company, Centennial Pipeline LLC and an undivided ownership interest in the Basin Pipeline. We engage in the following principal lines of business:

•	Downstream Segment: Transporting, Marketing and Storing Refined Petroleum Products, LPGs and Petrochemicals. Our Downstream Segment owns, operates or has investments in properties located in 15 states. The operations of the Downstream Segment consist of interstate transportation, storage and terminaling of refined products and LPGs; intrastate transportation of petrochemicals; distribution and marketing operations, including terminaling services and other ancillary services. We own and operate an approximately 4,700-mile pipeline system, which includes receiving, storage and terminaling facilities, extending from southeast Texas through the central and midwestern United States to the northeastern United States. In addition, we own a 50% interest in Centennial Pipeline LLC, which owns and operates an interstate refined petroleum products pipeline extending from the upper Texas Gulf Coast to Illinois.

•	Upstream Segment: Gathering, Transporting, Marketing and Storing Crude Oil. Our Upstream Segment gathers, transports, markets and stores crude oil and distributes lubrication oils and specialty chemicals, principally in Oklahoma, Texas, New Mexico and the Rocky Mountain region. We own and operate approximately 3,465 miles of crude oil trunk line and gathering pipelines, primarily in Texas, New Mexico and Oklahoma. Our Upstream Segment uses its asset base to aggregate crude oil and provide transportation and related services to its customers. Our Upstream Segment purchases crude oil from various producers and operators at the wellhead and makes bulk purchases of crude oil on pipelines, in terminal facilities and at trading locations. The crude oil is then sold to refiners and other customers. We also own a 50% interest in Seaway Crude Pipeline Company (starting in 2007, we began receiving 40% of revenue and incurring 40% of the expense), which owns an approximately 500-mile, 30-inch diameter crude oil pipeline that transports primarily imported crude oil from Freeport, Texas to Cushing, Oklahoma, a central crude distribution point for the central United States and a delivery point for the New York Mercantile Exchange. In addition, we own crude oil storage tanks at Cushing, Oklahoma, and Midland, Texas, and an interest in the Basin pipeline, which transports crude oil from the Permian Basin in New Mexico and Texas to Cushing, Oklahoma.

•	Midstream Segment: Gathering Natural Gas, Transporting NGLs and Fractionating NGLs. Our Midstream Segment gathers natural gas and transports and fractionates NGLs. We have an equity ownership interest in Jonah Gas Gathering Company, which serves the Jonah and Pinedale fields in Wyoming. According to the Energy Information Administration’s 2006 estimates, these fields were in the top ten natural gas producing fields in the United States. The Jonah system gathers natural gas from approximately 1,476 producing wells and upon completion of the Phase V expansion, which is expected in April 2008, the Jonah system will consist of approximately 643 miles of pipelines and five compression stations operating at approximately 261,500 aggregate horsepower. Natural gas gathered on the Jonah system is delivered to several interstate pipeline systems that provide access to a number of West Coast, Rocky Mountain and Midwest markets. Through our Val Verde gathering system, we gather coal bed methane, conventional natural gas and commingled natural gas in southern Colorado and New Mexico. Our Val Verde system consists of approximately 400 miles of pipelines, 14 compressor stations operating over 75,000 aggregate horsepower of compression and a large amine treating system for the removal of carbon dioxide. In addition, we own approximately 1,400 miles of NGL pipelines, which include the Chaparral and Quanah systems extending from southeastern New Mexico through Texas and NGL pipelines along the Texas Gulf Coast and in East Texas. We also own two NGL fractionation facilities in Colorado, which separate a mixed stream of NGLs into individual components.

In addition, we recently entered the marine transportation business, as further described under “Recent Developments” below.

Our limited partner units representing limited partner interests are listed on the New York Stock Exchange under the symbol “TPP.” Our principal offices are located at 1100 Louisiana Street, Suite 1600, Houston, Texas 77002 and our telephone number is (713) 381-3636.

Recent Developments

Acquisition of Marine Transportation Business

On February 1, 2008, we entered the marine transportation business through the purchase of 42 boats, 89 barges and the economic benefit of certain related commercial agreements from Cenac Towing Co., Inc. and Cenac Offshore, L.L.C., privately-owned Louisiana-based companies owned by Arlen B. Cenac, Jr., for approximately $443.8 million, consisting of approximately $256.6 million of cash and approximately 4.85 million newly issued units representing limited partner interests in our partnership. Additionally, we assumed $63.2 million of debt (which debt was extinguished immediately after the acquisition). This business transports refined products, crude oil and lubrication products, serving refineries and storage terminals along the Mississippi, Illinois and Ohio rivers, as well as the Intracoastal Waterway between Texas and Florida. These assets also gather crude oil from production facilities and platforms along the U.S. Gulf Coast and in the Gulf of Mexico. We entered into a transitional operating agreement with the sellers under which they will continue to operate the acquired assets and the assets we acquired from Horizon Maritime L.L.C., described below, for up to two years.

In addition, on February 29, 2008, we acquired 7 boats, 17 barges, rights to two additional boats under construction and certain related commercial and other agreements (or the associated economic benefits) from Horizon Maritime L.L.C., a privately-owned Houston-based company and an affiliate of Mr. Cenac, for approximately $87 million in cash, approximately $6.8 million of which is to be paid upon completion and delivery of the boats under construction. These vessels transport asphalt, bunker fuel and other heated oil products to storage facilities and refineries along the Mississippi, Illinois and Ohio Rivers, as well as the Intracoastal Waterway.

We financed the cash portion of the consideration for our marine transportation business acquisitions with borrowings under our new term credit agreement, described below.

Borrowings

On December 21, 2007, we entered into a senior unsecured term credit agreement with a borrowing capacity of $1 billion with SunTrust Bank, as the administrative agent, and other banks and financial institutions. The agreement provides that after January 1, 2008, term loans may be drawn in up to five separate drawings, each in a minimum amount of $75 million. Amounts repaid may not be reborrowed, and the principal amount of all term loans is due and payable in full on December 19, 2008. Amounts borrowed under the term credit agreement bear interest at a variable rate selected by us at the time of each borrowing equal to the lenders’ base rate or the LIBOR rate plus an applicable margin. The applicable margin with respect to LIBOR rate borrowings, which increases during specified periods under the agreement, is based on our senior unsecured non-credit enhanced long-term debt rating issued by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. We are required to make mandatory principal prepayments on outstanding term loans from 100% of the net cash proceeds received by us or any of our subsidiaries from certain issuances of debt, including this offering, certain issuances of equity or asset sales made outside the ordinary course of business. Our obligations under the agreement are guaranteed by our subsidiary guarantors, TE Products, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P.

Retirement of TE Products Notes

In January 2008, TE Products retired all of its outstanding long-term debt by repaying at maturity $180 million principal amount of its 6.450% Senior Notes due 2008 and redeeming $175 million principal amount of its 7.510% Senior Notes due 2028. The redemption price for the 7.510% Senior Notes due 2028 was 103.755% of the principal amount plus accrued and unpaid interest to January 28, 2008, the date of redemption. We funded the retirement of the TE Products debt with borrowings under our term credit agreement.

Our Strategy

Our business strategy is to grow sustainable cash flow and to increase cash distributions to our unitholders. The key elements of our strategy are to:

•	Focus on internal growth prospects in order to increase pipeline system and terminal throughput, expand and upgrade existing assets and services and construct new pipelines, terminals and facilities;

•	Target accretive and complementary acquisitions and expansion opportunities that provide attractive, long-term, balanced growth in each business segment;

•	Continue to invest in fee based, demand driven, long-lived growth opportunities that complement our businesses, including blending and logistical opportunities using ethanol;

•	Fund our growth with the financial discipline necessary to maintain our investment grade credit ratings; and

•	Operate in a safe, efficient, compliant and environmentally responsible manner.

Our Organization

We are a publicly-traded Delaware limited partnership formed in March 1990. Our general partner, Texas Eastern Products Pipeline Company, LLC, is wholly owned by Enterprise GP Holdings L.P., a partnership the common units of which are traded on the New York Stock Exchange. Dan L. Duncan and certain of his affiliates, including Enterprise GP Holdings and Dan Duncan LLC, control us, our general partner and Enterprise Products Partners L.P. and its affiliates, including Duncan Energy Partners L.P. Dan Duncan LLC is a privately-held company controlled by Mr. Duncan. The common units of Enterprise Products Partners and Duncan Energy Partners are traded on the New York Stock Exchange.

We do not directly employ any officers or other persons responsible for managing our operations. Under our partnership agreement, our general partner manages and operates our business. Under an administrative services agreement, EPCO, Inc., which is controlled by Mr. Duncan, performs all management, administrative and operating functions required for us and our general partner, and we reimburse EPCO, Inc. for all direct and indirect expenses that have been incurred in managing our partnership.

The following chart depicts our current organizational structure and ownership as of March 19, 2008.

(1)	Dan Duncan LLC and its private company affiliates own the sole 0.01% GP interest and an aggregate 77.1% LP interest in Enterprise GP Holdings L.P. The remaining LP interests in Enterprise GP Holdings L.P. are publicly owned.
(2)	Does not include our general partner’s interest in distributions above the minimum quarterly distribution. For the year ended December 31, 2007, our general partner received 16.4% of the cash we distributed to our partners in respect of its interests in our partnership.
(3)	TEPPCO GP, Inc. is a member and manager of TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC and the sole general partner of TCTM, L.P.
(4)	TEPPCO Partners, L.P. is a non-managing member of TE Products Pipeline Company, LLC and TEPPCO Midstream Companies, LLC and limited partner of TCTM, L.P.
(5)	These entities are not jointly owned by TE Products Pipeline Company, LLC, TEPPCO Midstream Companies, LLC and TCTM, L.P. and include joint ventures not wholly owned by TEPPCO-controlled entities. In addition to each of the subsidiary guarantors, as of December 31, 2007, each of TEPPCO Crude Pipeline, LLC, TEPPCO Crude Oil, LLC and TEPPCO Seaway, L.P. were “significant subsidiaries” as defined by the rules and regulations of the Securities and Exchange Commission.

THE OFFERING

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	TEPPCO Partners, L.P.

Securities Offered	$ aggregate principal amount of % Senior Notes due 2013.

$ aggregate principal amount of % Senior Notes due 2018.

$ aggregate principal amount of % Senior Notes due 2038.

Maturity Dates	, 2013, for the 2013 notes.

, 2018, for the 2018 notes.

, 2038, for the 2038 notes.

Interest Rates	The 2013 notes will bear interest at % per annum.

The 2018 notes will bear interest at % per annum.

The 2038 notes will bear interest at % per annum.

All interest on the notes will accrue from the settlement date.

Interest Payment Dates	Interest on the notes will be paid in cash semi-annually in arrears on and of each year, beginning , 2008.

Guarantees	Initially, the notes of each series will be fully and unconditionally guaranteed by TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P., which we refer to as the “subsidiary guarantors,” on an unsecured and unsubordinated basis. In the future, if any of our other subsidiaries guarantee our funded debt, they must also guarantee the notes of each series. The guarantees are subject to release in certain circumstances.

Use of Proceeds	We expect to receive aggregate net proceeds of approximately $ million from the sale of the notes to the underwriters after deducting the underwriters’ discount and other offering expenses payable by us. We will use the net proceeds of this offering to repay approximately $ of debt outstanding under our term credit agreement. Affiliates of certain of the underwriters are lenders under our term credit agreement and, accordingly, will receive proceeds of this offering. Please read “Underwriting.”

Ranking	The notes of each series will be senior unsecured obligations of TEPPCO Partners, L.P. and will rank equally in right of payment with the notes of the other series and all of its other existing and future unsecured and unsubordinated indebtedness and guarantee obligations. At December 31, 2007, on an as adjusted basis after giving effect to borrowings under the term credit agreement to retire the TE Products notes, to reduce indebtedness outstanding under our revolving credit facility and to fund a portion of our marine transportation business acquisitions, the aggregate amount of our unsecured and unsubordinated indebtedness was $1.9 billion. We and the subsidiary guarantors do not have any secured indebtedness. The notes will also rank equally in right of payment with our guarantee of up to $70 million principal amount of indebtedness of our Centennial joint venture. Additionally, the guarantees of the notes by the subsidiary guarantors will rank equally in right of payment with other unsecured and unsubordinated indebtedness of those subsidiaries, including their guarantees of our revolving credit facility, term credit agreement, $500.0 million principal amount of 7.625% Senior Notes due 2012, $200.0 million principal amount of 6.125% Senior Notes due 2013 and, with the exception of Val Verde Gas Gathering Company, their guarantee of up to $70 million of indebtedness of our Centennial joint venture. As of March 19, 2008, there is no debt outstanding at any of our subsidiaries that are not guarantors of the notes.

Optional Redemption	We may redeem the notes of any series before their maturity in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium.

For a more complete description of the redemption provisions of each series of notes, please read “Description of the Notes — Optional Redemption.”

Certain Covenants	The indenture covenants include limitations on, among other things, our ability to incur indebtedness secured by certain liens and to engage in certain sale-leaseback transactions, in each case subject to exceptions.

Risk Factors	Investing in the notes involves risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement, in addition to the risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007 and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Listing	We will not list the notes for trading on any securities exchange.

Governing Law	The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL AND OPERATING DATA

The following table sets forth, for the periods and at the dates indicated, certain selected consolidated financial and operating data of TEPPCO Partners and its subsidiaries. The selected financial data set forth below is derived from and should be read in conjunction with the audited consolidated financial statements that are incorporated by reference into this prospectus supplement. The selected financial data as of and for the years ended December 31, 2005 and 2006 reflect as discontinued operations Jonah Gas Gathering Company’s Pioneer silica gel natural gas processing plant, which was sold on March 31, 2006.

The summary consolidated historical financial data includes the “adjusted EBITDA” financial measure, which is not calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” Explanation of and reconciliation for adjusted EBITDA are included under “— Non-GAAP Financial Measures and Reconciliation” below.

	Year Ended December 31,
	2005	2006	2007
	(In thousands, except per unit amounts)

Income statement data:
Operating revenues	$8,605,034	$9,607,485	$9,658,060
Purchases of petroleum products	7,986,438	8,967,062	9,017,109
Depreciation and amortization	110,729	108,252	105,225
Operating, general and administrative expenses	288,502	309,796	304,824
Gains on sales of assets	(668)	(7,404)	(18,653)

Total costs and expenses	8,385,001	9,377,706	9,408,505

Operating income	220,033	229,779	249,555
Interest expense — net	(81,861)	(86,171)	(101,223)
Gain on sale of ownership interest in Mont Belvieu Storage Partners, L.P.	—	—	59,628
Equity earnings	20,094	36,761	68,755
Other income — net	1,135	2,965	3,022

Income before provision for income taxes	159,401	183,334	279,737
Provision for income taxes	—	652	557

Income from continuing operations	159,401	182,682	279,180
Income from discontinued operations	3,150	1,497	—
Gain on sale of discontinued operations	—	17,872	—

Discontinued operations	3,150	19,369	—

Net income	$162,551	$202,051	$279,180

Basic and diluted net income per Limited Partner Unit:
Continuing operations	$1.67	$1.77	$2.60
Discontinued operations	0.04	0.19	—

Basic and diluted net income per Limited Partner Unit	$1.71	$1.96	$2.60
Weighted average Limited Partner Units outstanding	67,397	73,657	89,850
Balance sheet data (at period end):
Property, plant and equipment — net	$1,960,068	$1,642,095	$1,793,634
Total assets	3,680,538	3,922,092	4,750,057
Long-term debt (net of current maturities)	1,525,021	1,603,287	1,511,083
Current maturities of long-term debt	—	—	353,976
Partners’ capital	1,201,370	1,320,330	1,264,627

	Year Ended December 31,
	2005	2006	2007
	(In thousands, except per unit amounts)

Other financial data:
Net cash flow provided by (used in):
Operating activities from continuing operations	250,723	271,552	350,572
Total operating activities	254,505	273,073	350,572
Investing activities
Capital expenditures	(220,553)	(170,046)	(228,272)
Acquisitions and equity investments	(116,464)	(148,775)	(211,537)
Proceeds from the sale of assets	510	51,558	165,110
Other	(14,408)	(6,453)	(42,701)

Total investing activities	$(350,915)	$(273,716)	$(317,400)
Total financing activities	$80,107	$594	$(33,219)
Adjusted EBITDA(1)	$383,695	$432,233	$537,984
Operating data:
Downstream (barrels):
Refined products	160,667	165,269	174,910
Liquefied petroleum gases	45,061	44,997	41,950
Upstream:
Crude oil transportation (barrels)	94,743	91,487	96,451
Crude oil marketing (barrels)	203,325	222,069	232,041
Crude oil terminaling (barrels)	110,254	125,974	135,010
Lubricants and chemicals (gallons)	14,844	14,444	15,344
Midstream:
NGL transportation and lease (barrels)	61,051	69,746	76,996
Gathering — natural gas (million cubic feet)(2)	595,880	655,837	763,021
Fractionation — natural gas liquids (barrels)	4,431	4,406	4,175

(1)	Includes gains on sales of assets totaling $.67 million in 2005, $25.28 million in 2006 and $78.28 million in 2007.

(2)	Includes 100% of Jonah system gathering volumes.

Non-GAAP Financial Measures and Reconciliation

We define adjusted EBITDA as net income plus interest expense — net, income tax expense, depreciation and amortization, and a pro-rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included the adjusted EBITDA financial measure above because we believe it is used by our investors as a supplemental financial measure to:

•	assess financial performance of our assets without regard to financing methods, capital structures or historical costs basis;

•	compare the operating performance of our assets with the performance of other companies that have different financing and capital structures; and

•	value our limited partners’ equity using adjusted EBITDA multiples.

Adjusted EBITDA should not be considered as an alternative to net income or income from continuing operations, operating income, cash flows from operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. The adjusted EBITDA measure that we present may not be comparable to EBITDA of other companies, because other companies may not calculate EBITDA in the same manner as we do.

The following table reconciles adjusted EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the periods indicated:

	Year Ended December 31,
	2005	2006	2007
	(In thousands, except per unit amounts)

Net income	$162,551	$202,051	$279,180
Discontinued operations	3,150	19,369	—

Net income from continuing operations	159,401	182,682	279,180
Interest expense — net	81,861	86,171	101,223
Depreciation and amortization (D&A)	110,729	108,252	105,225
Provision for income taxes	—	652	557

EBITDA from continuing operations	$351,991	$377,757	$486,185
Discontinued operations	3,150	19,369	—
D&A included in discontinued operations	612	51	—

EBITDA	$355,753	$397,177	$486,185

Amortization of excess investment in joint ventures	4,763	4,318	6,062
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	23,179	30,738	45,737

Adjusted EBITDA(1)	$383,695	$432,233	$537,984

(1)	Includes gains on sales of assets totaling $.67 million in 2005, $25.28 million in 2006 and $78.28 million in 2007.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2007, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows, and financial condition could be materially adversely affected. In that case, the value of the notes could decline, and you could lose part or all of your investment.

Risks Related to the Notes

Our future debt level or downgrades of our debt ratings by credit agencies may limit our future financial and operating flexibility.

As of December 31, 2007, on an as adjusted basis after giving effect to borrowings under the term credit agreement to retire the TE Products notes, to reduce indebtedness outstanding under our revolving credit facility and to fund a portion of our marine transportation business acquisitions, we had outstanding approximately:

•	$1.9 billion of consolidated senior debt, consisting of $245 million of borrowings under our revolving credit facility, $1.0 billion of borrowings under our term credit agreement and $700 million principal amount of senior notes, and

•	$300 million principal amount of junior subordinated notes.

The amount of our future debt could have significant effects on our operations, because, among other reasons:

•	a significant portion of our cash flow could be dedicated to the payment of principal and interest on our future debt and may not be available for other purposes, including the payment of distributions on our limited partner units and capital expenditures;

•	credit rating agencies may view our debt level negatively;

•	covenants contained in our existing debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, and general partnership purposes may be limited;

•	we may be at a competitive disadvantage relative to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

Our revolving credit facility and our term credit agreement contain restrictive financial and other covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to incur certain additional indebtedness, make distributions in excess of available cash (generally defined in our partnership agreement as consolidated cash receipts less consolidated cash disbursements and cash reserves established by our general partner), incur certain liens, engage in specified transactions with affiliates and complete mergers, acquisitions and sales of assets. These credit agreements also prevent us from making a distribution if an event of default has occurred or would occur as a result of the distribution. Our breach of these restrictions or restrictions in the provisions of our other indebtedness could permit the holders of the indebtedness to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of our revolving credit facility and term credit agreement, to terminate all commitments to extend further credit. Although our revolving credit facility and term credit agreement restrict our ability to incur additional debt above certain levels, any debt we may incur in compliance with these restrictions may still be substantial.

Our ability to access capital markets to raise capital on favorable terms will be affected by our debt level, the amount of our debt maturing in the next several years and current maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade our credit ratings, we could experience an increase in our borrowing costs, difficulty accessing capital markets, or a reduction in the market price of our limited partner units. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If we are unable to access the capital markets on favorable terms at the time a debt obligation becomes due in the future, we might be forced to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected rates. In addition, a downgrade of our credit ratings could result in our being required to post financial collateral under our guaranty of indebtedness of our Centennial joint venture or some of the contracts that we use in connection with our commodity and interest rate hedging transactions.

The credit and risk profile of our General Partner and its owners could adversely affect our credit ratings and profile, which could increase our borrowing costs or hinder our ability to raise capital.

The credit and business risk profiles of the general partner or owners of the general partner may be factors in credit evaluations of a master limited partnership. This is because the general partner can exercise significant influence over the business activities of the partnership, including its cash distribution and acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of the general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the partnership to service their indebtedness.

Entities controlling the owner of our general partner have significant indebtedness outstanding and are dependent principally on the cash distributions from the general partner and limited partner equity interests in us, Enterprise GP Holdings, Enterprise Products Partners L.P., and Energy Transfer Equity, L.P. to service such indebtedness. Any distributions by us to such entities will be made only after satisfying our then-current obligations to our creditors. Although we have taken certain steps in our organizational structure, financial reporting and contractual relationships to reflect our separateness from our general partner and the entities that control our general partner, our credit ratings and business risk profile could be adversely affected if the ratings and risk profiles of Dan L. Duncan or the entities that control our general partner were viewed as substantially lower or more risky than ours. In addition, the 100% membership interest in our general partner and the 4,400,000 of our limited partner units that are owned by Enterprise GP Holdings are pledged under Enterprise GP Holdings’ credit facility. Upon an event of default under that credit facility, the lenders could foreclose on Enterprise GP Holdings’ assets, which could ultimately result in a change in control of our general partner and a change in the ownership of our limited partner units held by Enterprise GP Holdings.

The notes are pari passu to a substantial portion of our other unsecured senior indebtedness.

Our payment obligations under the notes are unsecured and pari passu in right of payment to a substantial portion of our current and future indebtedness, including our indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness.

The indenture does not limit our ability to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior to or pari passu with the notes. At December 31, 2007, on an as adjusted basis after giving effect to borrowings under the term credit agreement to retire the TE Products notes, to reduce indebtedness outstanding under our revolving credit facility and to fund a portion of our marine transportation business acquisitions, indebtedness of TEPPCO Partners and the subsidiary guarantors (including guarantees of indebtedness of unconsolidated affiliates) that is pari passu with the notes totaled approximately $1.9 billion. As discussed below, the notes will also be effectively subordinated to the existing and future indebtedness and other obligations of our subsidiaries, other than the subsidiary guarantors, and unconsolidated affiliates.

The Subsidiary Guarantors’ guarantee of the notes is pari passu to their other senior indebtedness.

Each subsidiary guarantors’ guarantee of the notes ranks pari passu in right of payment to all of its current and future senior indebtedness, including such subsidiary guarantor’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness.

We may not be able to obtain cash from our subsidiaries to make payments on the notes.

We are a holding company, and our subsidiaries and unconsolidated affiliates, some of which are not wholly-owned, conduct all of our operations and own all of our assets. We have no significant assets other than ownership interests in these subsidiaries and affiliates. We rely on dividends, distributions, proceeds from inter-company transactions, interest payments and loans from those entities to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses, including interest payments on the notes, which may be subject to contractual restrictions. Accordingly, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries, other than the subsidiary guarantors, and unconsolidated affiliates. If we are unable to obtain cash from such entities to fund required payments in respect of the notes, we may be unable to make payments of principal or interest on the notes.

A court may use fraudulent conveyance considerations to avoid or subordinate the subsidiary guarantees.

Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use fraudulent conveyance laws to subordinate or avoid the subsidiary guarantors’ guarantees of the notes. It is also possible that under certain circumstances a court could hold that the direct obligations of a subsidiary guarantor could be superior to the obligations under its guarantee of the notes.

A court could avoid or subordinate the guarantee of the notes by a subsidiary guarantor in favor of that subsidiary guarantor’s other debts or liabilities to the extent that the court determined either of the following were true at the time the subsidiary guarantor issued the guarantee:

•	that subsidiary guarantor incurred the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of others; or

•	that subsidiary guarantor did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary guarantor:

•	was insolvent or rendered insolvent by reason of the issuance of the guarantee;

•	was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary guarantor constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

Among other things, a legal challenge of a subsidiary guarantor’s guarantee of the notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary guarantor as a result of our issuance of the notes. To the extent a subsidiary guarantor’s guarantee of the notes is avoided as a result of fraudulent conveyance or held unenforceable for any other reason, the note holders would cease to have any claim in respect of that subsidiary guarantor’s guarantee.

We may elect to cause the redemption of the notes when prevailing interest rates are relatively low.

As discussed in “Description of the Notes — Optional Redemption,” we may redeem the notes at any time, in whole or in part, at a price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of the calculation of the redemption price) on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury yield plus          basis points, in the case of the 2013 notes,          basis points, in the case of the 2018 notes and          basis points in the case of the 2038 notes; plus, in either case, accrued interest to the redemption date. We may choose to redeem notes of any series for a variety of reasons, including when prevailing interest rates are lower than the then applicable interest rate on the notes of such series. In that case, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes.

A market may not develop for the notes.

The notes constitute a new issue of securities with no established trading market and will not be listed on any exchange. An active market for the notes may not develop or be sustained. As a result, we cannot assure you that you will be able to sell your notes or at what price. Although the underwriters have indicated that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue that market-making at any time without notice.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Unlike a corporation, our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally defined in our partnership agreement as consolidated cash receipts less consolidated cash disbursements and cash reserves established by our general partner. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts the general partner determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries (including reserves for future capital expenditures and for our anticipated future credit needs),

•	to provide funds for distributions to our unitholders and the general partner for any one or more of the next four calendar quarters, or

•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our limited partner units will decrease in direct correlation with decreases in the amount we distribute per limited partner unit. Accordingly, if we experience a liquidity problem in the future, we may not be able to issue equity to recapitalize.

If we were to become subject to entity level taxation for federal or state tax purposes, then our cash available for payment on the notes would be substantially reduced.

The present United States federal income tax treatment of publicly traded partnerships may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level federal income taxation. Any such modification to the United States federal income tax laws and interpretations thereof may or may not be applied retroactively. For example, in response to certain recent developments, members of Congress are considering substantive changes to the definition of qualifying income under Internal Revenue Code Section 7704(d). It is possible that these efforts could result in changes to the existing United States tax laws that affect publicly traded partnerships, including us. We are unable to predict whether any of these changes or other proposals will ultimately be enacted.

If we were treated as a corporation for United States federal income tax purposes, we would pay United States federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Because a tax would be imposed upon us as a corporation, the cash available for payment on the notes would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in our anticipated cash flows and could cause a reduction in the value of the notes.

In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, and other forms of taxation. For example, we became subject in 2007 to a new entity-level tax on the portion of our income generated in Texas. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for payment on the notes.

USE OF PROCEEDS

We expect to receive aggregate net proceeds of approximately $      million from the sale of the notes to the underwriters after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering to repay approximately $      of debt outstanding under our term credit agreement.

Our indebtedness under the term credit agreement was incurred to repay approximately $180 million aggregate principal amount of TE Products’ 6.450% Senior Notes due 2008, to redeem approximately $175 million aggregate principal amount of TE Products’ 7.510% Senior Notes due 2028, to reduce indebtedness outstanding under our revolving credit facility and to finance the cash portion of, or repayment of debt assumed as part of, our marine transportation business acquisitions, which we purchased for an aggregate of approximately $336.8 million of cash (excluding approximately $6.8 million to be paid upon completion and delivery of marine vessels under construction), assumption of approximately $63.2 million of debt and approximately 4.85 million units representing limited partner interests in our partnership.

As of March 19, 2008, $1.0 billion was outstanding under our term credit agreement bearing an interest rate of 3.72%. The maturity date of the term credit agreement is December 19, 2008.

Affiliates of certain of the underwriters are lenders under our term credit agreement and, accordingly, will receive proceeds of this offering. Please read “Underwriting.”

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of December 31, 2007:

•	on an historical basis;

•	as adjusted to give effect to:

•	borrowings under our term credit agreement to repay at maturity TE Products’ 6.450% Senior Notes due 2008; redeem TE Products’ 7.510% Senior Notes due 2028; reduce indebtedness outstanding under our revolving credit facility; and fund in part our marine transportation business acquisitions, including repayment of assumed debt;

•	issuance of approximately 4.85 million units representing limited partner interests in connection with our first marine transportation business acquisition; and

•	as further adjusted to give effect to the sale of the notes in this offering and the use of the net proceeds to repay approximately $ of debt outstanding under our term credit agreement.

The historical data in the table below is derived from and should be read in conjunction with our consolidated historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement.

	As of December 31, 2007
		As Adjusted for
		Term Credit
		Agreement	As Further
		Borrowings and	Adjusted for
	Actual	Equity Issuance	this Offering
	(In thousands)

Short-term senior debt obligations:
Senior Notes of TE Products	$355,000	$—	$—
Term credit agreement	—	1,000,000

Total principal amount of short-term senior debt obligations:	355,000	1,000,000
Adjustments to carrying value (1)	(1,024)	—	—

Total short-term senior debt obligations	353,976	1,000,000
Long-term debt:
7.625% Senior Notes due 2012	500,000	500,000	500,000
6.125% Senior Notes due 2013	200,000	200,000	200,000
% Senior Notes due 2013	—	—
% Senior Notes due 2018	—	—
% Senior Notes due 2038	—	—
Revolving credit facility (2)	490,000	245,000	245,000

Total principal amount of long-term senior debt obligations	1,190,000	945,000
7.000% Fixed/Floating Rate Junior Subordinated Notes due 2067	300,000	300,000	300,000

Total principal amount of long-term debt obligations	1,490,000	1,245,000
Adjustments to carrying value (3)	21,083	21,083	21,083

Total long-term debt obligations	1,511,083	1,266,083

Total debt instruments (3)	1,865,059	2,266,083
Partners’ capital	1,264,627	1,451,185	1,451,185

Total capitalization	$3,129,686	$3,717,268	$

(1)	Includes $1.0 million related to fair value hedges and $2 thousand in unamortized discount.

(2)	At March 19, 2008, we had approximately $380 million of debt outstanding under our revolving credit facility.

(3)	We have entered into interest rate swap agreements to hedge our exposure to changes in the fair value of a portion of the debt obligations presented above. At December 31, 2007, amount includes $2.1 million of unamortized discounts and $23.2 million related to fair value hedges.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges of TEPPCO Partners and its subsidiaries for each of the periods indicated is as follows:

	Twelve Months Ended December 31,
	2003		2004		2005		2006		2007

Ratio of Earnings to Fixed Charges	2.37	x	2.93	x	2.81	x	3.07	x	3.04x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF THE NOTES

We have summarized below terms and provisions of the notes. However, this summary is not a complete description of all of the terms and provisions of the notes. You should read carefully the section entitled “Description of Debt Securities” in the accompanying prospectus for a description of other material terms of the notes, the guarantees and the base indenture under which we will issue the notes. For more information, we refer you to the notes, the base indenture and the supplemental indentures, all of which are available from us. We urge you to read the base indenture and the supplemental indentures because they, and not this description, define your rights as an owner of the notes. Each series of notes is a new series of “senior debt securities” referred to in the accompanying prospectus. The following description supplements and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus. In this description, references to “us,” “we,” “ours,” “TEPPCO Partners” or the “Partnership” are to TEPPCO Partners, L.P. and not our subsidiaries or affiliates.

We will issue each series of notes offered hereby under an indenture dated as of February 20, 2002, which we refer to as the “base indenture,” among us, as issuer, our subsidiaries parties thereto, as guarantors, and U.S. Bank National Association (successor to Wachovia Bank, National Association and First Union National Bank), as trustee, as amended and supplemented pursuant to a supplemental indenture applicable to such series of notes. We refer to the base indenture, as amended and supplemented by each such supplemental indenture applicable to each series of notes offered hereby, as the “indenture.”

General

The notes of each series:

•	are our general unsecured obligations;

•	are unconditionally guaranteed by our subsidiary guarantors;

•	rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt, including all other series of debt securities issued under the indenture;

•	effectively rank junior to any of our secured debt, to the extent of the collateral securing that debt;

•	rank senior in right of payment to all of our future subordinated debt; and

•	are non-recourse to our general partner. See “Description of Debt Securities — No Personal Liability of General Partner” in the accompanying prospectus.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under “Description of Debt Securities — Defeasance” in the accompanying prospectus.

The Guarantees

The notes are guaranteed by TE Products, TCTM, TEPPCO Midstream and Val Verde as described under “— Subsidiary Guarantors.” These are our only subsidiaries that presently guarantee any of our long-term indebtedness.

Each guarantee by a subsidiary guarantor of the notes:

•	is a general unsecured obligation of that subsidiary guarantor;

•	ranks equally in right of payment with all other existing and future unsubordinated debt of that subsidiary guarantor;

•	effectively ranks junior to any secured debt of such subsidiary guarantor, to the extent of the collateral securing that debt; and

•	ranks senior in right of payment to any future subordinated indebtedness of that subsidiary guarantor.

Principal, Maturity and Interest

Initially, we will issue the 2013 notes in an aggregate principal amount of $      million, the 2018 notes in an aggregate principal amount of $      million and the 2038 notes in an aggregate principal amount of $      million.

The notes will be in denominations of $1,000 and integral multiples of $1,000. The notes will mature on (a)     , 2013, in the case of the 2013 notes, (b)     , 2018, in the case of the 2018 notes and (c)     , 2038, in the case of the 2038 notes. We may issue additional notes of each series from time to time, without the consent of the holders of the notes, in compliance with the terms of the indenture.

Interest on the notes will:

•	accrue at the rate of % per annum, in the case of the 2013 notes;

•	accrue at the rate of % per annum, in the case of the 2018 notes;

•	accrue at the rate of % per annum, in the case of the 2038 notes;

•	accrue from the date of issuance or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on each and , commencing on , 2008;

•	be payable to the holders of record on and immediately preceding the related interest payment dates;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months; and

•	be payable, to the extent lawful, on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

Payment and Transfer

Initially, each series of notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interest in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may be presented for registration, exchange or transfer at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 100 Wall Street, Suite 1600, EX-NY-WALL, New York, NY 10005, Attn: David Massa, Vice President).

Payment of principal of, premium, if any, and interest on notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes is no longer represented by a global note, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable upon transfer or exchange of notes. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

Optional Redemption

Each series of notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus basis points (in the case of redemption of the 2013 notes), basis points (in the case of redemption of the 2018 notes) and basis points (in the case of redemption of the 2038 notes);

•	plus, in either case, accrued interest to the date of redemption (the “Redemption Date”).

The actual redemption price, calculated as provided above, will be calculated and certified to the trustee and us by the Independent Investment Banker.

Notes called for redemption become due on the Redemption Date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each holder of the notes to be redeemed at its registered address. The notice of optional redemption for the notes will state, among other things, the amount of notes to be redeemed, the Redemption Date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the Redemption Date. If less than all of the notes of any series are redeemed at any time, the trustee will select the notes of such series to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any Redemption Date applicable to any series of the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Independent Investment Banker” means any of UBS Securities LLC, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Capital Markets, LLC (and their respective successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue or perform the other functions of the Independent Investment Banker provided in the indenture, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to us.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (a) each of UBS Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC (or its relevant affiliate) and their respective successors, and (b) one other primary U.S. government securities dealer in the United States selected by us (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the notes, an average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

Ranking and Security

The notes will be our unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsubordinated indebtedness. The notes will also be unsecured, unless we are required to secure them pursuant to the limitations on liens covenant described below. Similarly, each guarantee of the notes will be an unsubordinated and unsecured obligation of the subsidiary guarantor and will rank equally in right of payment with all other existing and future unsubordinated indebtedness of the subsidiary guarantor. The notes will effectively rank junior to all of our existing or future secured indebtedness to the extent of the assets securing such indebtedness. Similarly, each guarantee of the notes by a subsidiary guarantor will effectively rank junior to all existing and future secured indebtedness of the subsidiary guarantor to the extent of the assets securing such indebtedness. The notes will effectively rank junior to all indebtedness and other liabilities of our subsidiaries that are not subsidiary guarantors.

At December 31, 2007, on an as adjusted basis after giving effect to borrowings under the term credit agreement to retire the TE Products notes, to reduce indebtedness outstanding under our revolving credit facility and to fund a portion of our marine transportation business acquisitions, the aggregate amount of our unsecured and unsubordinated indebtedness was $1.9 billion. We and the subsidiary guarantors do not have any secured indebtedness. The notes will also rank equally in right of payment with our guarantee of up to $70 million principal amount of indebtedness of our Centennial joint venture. Additionally, the guarantees of the notes by the subsidiary guarantors will rank equally in right of payment with other unsecured and unsubordinated indebtedness of those subsidiaries, including their guarantees of our revolving credit facility, term credit agreement, $500.0 million principal amount of 7.625% Senior Notes due 2012, $200.0 million principal amount of 6.125% Senior Notes due 2013 and, with the exception of Val Verde Gas Gathering Company, the guarantee of up to $70 million of indebtedness of our Centennial joint venture. As of March 19, 2008, there is no debt outstanding at any of our subsidiaries that are not guarantors of the notes.

No Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain Covenants

Except to the extent described below, the indenture does not limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your notes upon a change of control. The indenture contains two principal covenants described in further detail below:

Limitation on Liens.  This covenant limits our ability, and that of our Subsidiaries, to permit liens to exist on our principal assets; and

Limitation of Sale-Leaseback Transactions.  This covenant limits our ability to sell or transfer our principal assets and then lease back those assets.

Capitalized terms used within this “Covenants” subsection are defined in the “Definitions” subsection.

Limitation on Liens.  We will not, and will not permit any of our Subsidiaries to incur, create, assume or suffer to exist any lien on any Principal Property or on any shares of capital stock of any Subsidiary that owns or leases any Principal Property to secure any Debt (whether such Principal Property or shares of stock are now existing or owned or subsequently created or acquired), without effectively providing that the notes will be secured equally and ratably with or prior to such secured Debt until such time as such Debt is no longer secured by a lien.

The foregoing restriction does not require us to secure the notes if the liens consist of Permitted Liens or if the Debt secured by these liens is exempted as described under “— Exempted Indebtedness” below.

Limitation on Sale-Leaseback Transactions.  We will not, and will not permit any of our Subsidiaries to, enter into any Sale-Leaseback Transaction unless:

•	such Sale-Leaseback Transaction occurs within 12 months after the completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, or development of, or substantial repair or improvement on, or commencement of full operations of, such Principal Property, whichever is later;

•	we or our Subsidiary, as the case may be, would be permitted, pursuant to the provisions of the indenture, to incur Debt secured by a lien on the Principal Property involved in such transaction at least equal in principal amount to the Attributable Indebtedness with respect to that Sale-Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described above in “— Limitation on Liens”; or

•	within 12 months after the effective date of such transaction, we or our Subsidiary, as the case may be, apply an amount equal to not less than the Attributable Indebtedness of such Sale-Leaseback Transaction either to:

(1) the voluntary defeasance or the prepayment, repayment, redemption or retirement of the notes or other senior Funded Debt of ours or any of our Subsidiaries;

(2) the acquisition, construction, development or improvement of any Principal Property used or useful in our businesses (including the businesses of our Subsidiaries); or

(3) any combination of applications referred to in (1) or (2) above.

Exempted Indebtedness.  Notwithstanding the foregoing limitations on liens and Sale-Leaseback Transactions, we and our Subsidiaries may incur, create, assume or suffer to exist any lien (other than a Permitted Lien) to secure Debt on any property referred to in the covenant described under “— Limitation on Liens” without securing the notes, or may enter into Sale-Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the sum of the aggregate principal amount of all such Debt then outstanding and the Attributable Indebtedness of all Sale-Leaseback Transactions then in existence not otherwise permitted in the preceding three bullet points (other than the second bullet point above), does not at the time exceed 10% of our Consolidated Net Tangible Assets.

Merger, Amalgamation, Consolidation and Sale of Assets

We will not merge, amalgamate or consolidate with or into any other person or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

•	we are the surviving entity, or the surviving entity:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes by supplemental indenture, satisfactory to the trustee, all the obligations under the indenture and the debt securities under the base indenture to be performed or observed by us;

•	immediately before and immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred and is continuing;

•	if we are not the surviving entity, each subsidiary guarantor, unless such subsidiary guarantor is the person with which we have consummated a transaction under this provision, shall have confirmed that its guarantee shall continue to apply to the obligations under the indenture and the debt securities under the base indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the indenture.

Thereafter, the surviving entity may exercise our rights and powers under the indenture, in our name or in its own name. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture.

Events of Default

In addition to the “Events of Default” described in the base prospectus under the heading “Description of Debt Securities — Events of Default, Remedies and Notice — Events of Default,” the following constitutes an “Event of Default” under the indenture in respect of each series of notes offered hereby:

default in the payment by us or any of our Subsidiaries at the stated final maturity, after the expiration of any applicable grace period, of any principal of our Debt (other than the notes of that series) or Debt of any of our Subsidiaries (other than the guarantee of the notes of that series) outstanding in an aggregate principal amount in excess of $50 million, or the occurrence of any other default (including, without limitation, the failure to pay interest or any premium), the effect of which is to cause such Debt to become, or to be declared, due prior to its stated maturity and such acceleration is not rescinded within 60 days after notice is given, in accordance with the indenture, to us and the subsidiary guarantors by the trustee, or to us, the subsidiary guarantors and the trustee by the holders of at least 25% in principal amount of the outstanding notes of that series.

An Event of Default for a particular series of notes will not necessarily constitute an Event of Default for the other series of notes or for any other series of debt securities that may be issued under the base indenture.

Definitions

As used in the description of certain provisions of the indenture, the following terms have the following meanings:

“Attributable Indebtedness” means with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:

•	the fair market value (as determined in good faith by the board of directors of our general partner) of the assets involved in the Sale-Leaseback Transaction;

•	the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes compounded semiannually; and

•	if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a capital lease obligation (as defined in the indenture) for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, utilities, water rates, operating charges, labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of total assets included in our most recent consolidated quarterly or annual balance sheet prepared in accordance with generally accepted accounting principles, less applicable reserves reflected in such balance sheet, after deducting the following amounts:

•	all current liabilities reflected in such balance sheet (excluding any current maturities of long-term debt or any current liabilities that by their terms are extendable or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed); and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.

“Debt” means any obligation created or assumed by any person for the repayment of borrowed money and any guarantee therefor.

“Funded Debt” means all Debt maturing one year or more from the date of the incurrence, creation, assumption or guarantee thereof, all Debt directly or indirectly renewable or extendable, at the option of the debtor, by its terms or by the terms of the instrument or agreement relating thereto, to a date one year or more from the date of the incurrence, creation, assumption or guarantee thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Permitted Liens” include:

•	liens existing at, or provided for under the terms of an “after-acquired property” clause or similar term of any agreement existing on the date of, the initial issuance of the notes or the terms of any mortgage, pledge agreement or similar agreement existing on such date of initial issuance;

•	liens on property, shares of stock, indebtedness or other assets of any person (which is not a Subsidiary of ours) existing at the time such person becomes a Subsidiary or is merged into or consolidated with or into us or any of our Subsidiaries (whether or not the obligations secured thereby are assumed by us or any of our Subsidiaries), provided that such liens are not incurred in anticipation of such person becoming a Subsidiary of ours, or liens existing at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or any of our Subsidiaries;

•	liens on property, shares of stock, indebtedness or other assets existing at the time of acquisition thereof by us or any of our Subsidiaries (whether or not the obligations secured thereby are assumed by us or any of our Subsidiaries), or liens thereon to secure the payment of all or any part of the purchase price thereof;

•	any lien on property, shares of capital stock, indebtedness or other assets created at the time of the acquisition of same by us or any of our Subsidiaries or within 12 months after such acquisition to secure all or a portion of the purchase price of such property, capital stock, indebtedness or other assets or indebtedness incurred to finance such purchase price, whether such indebtedness is incurred prior to, at the time of or within one year after the date of such acquisition;

•	liens on property, shares of stock, indebtedness or other assets to secure any Debt incurred to pay the costs of construction, development, repair or improvements thereon, or incurred prior to, at the time of, or within 12 months after, the latest of the completion of construction, the completion of development, repair or improvements or the commencement of full commercial operation of such property for the purpose of financing all or any part of, such construction or the making of such development, repair or improvements;

•	liens to secure indebtedness owing to us or our Subsidiaries;

•	liens on any current assets that secure current liabilities or indebtedness incurred by us or our Subsidiaries;

•	liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing, repairing or improving the property subject to such liens;

•	liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any regulatory, governmental or court authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance or bids, trade contracts, leases or statutory obligations;

•	liens arising or imposed by reason of any attachment, judgment, decree or order of any regulatory, governmental or court authority or proceeding, so long as any proceeding initiated to review same shall not have been terminated or the period within which such proceeding may be initiated shall not have expired, or such attachment, judgment, decree or order shall otherwise be effectively stayed;

•	liens on any capital stock of any Subsidiary of ours that owns an equity interest in a joint venture to secure indebtedness, provided that the proceeds of such indebtedness received by such Subsidiary are contributed or advanced to such joint venture;

•	the assumption by us or any of our Subsidiaries of obligations secured by any lien on property, shares of stock, indebtedness or other assets, which lien exists at the time of the acquisition by us or any of our Subsidiaries of such property, shares, indebtedness or other assets or at the time of the acquisition of the person that owns such property or assets;

•	liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

•	liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) of any lien referred to in the bullet points above; provided, however, that any liens permitted by the terms set forth under any of such bullet points shall not extend to or cover any property of ours or of any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom;

•	liens deemed to exist by reason of negative pledges in respect of indebtedness;

•	liens upon rights-of-way for pipeline purposes;

•	any statutory or governmental lien or a lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, supplier’s, carrier’s, landlord’s, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

•	the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, license, permit or by any provision of law, to purchase or to recapture or to designate a purchaser of, any property;

•	liens of taxes and assessments which are for the current year, and are not at the time delinquent or are delinquent but the validity of which are being contested at the time by us or any of our Subsidiaries in good faith;

•	liens of, or to secure the performance of, leases;

•	liens upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	liens upon property or assets acquired or sold by us or any of our Subsidiaries resulting from the exercise of any rights arising out of defaults on receivables;

•	liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•	liens securing our indebtedness or indebtedness of any of our Subsidiaries, all or a portion of the net proceeds of which are used, substantially concurrently with the funding thereof (and for purposes of determining “substantial concurrence,” taking into consideration, among other things, required notices to be given to holders of outstanding securities under the indenture (including the notes) in connection with such refunding, refinancing, repurchase, and the required durations thereof), to refund, refinance, or repurchase all outstanding securities under the indenture (including the notes) including all accrued interest thereon and reasonable fees and expenses and any premium incurred by us or our Subsidiaries in connection therewith; and

•	any lien upon any property, shares of capital stock, indebtedness or other assets to secure indebtedness incurred by us or any of our Subsidiaries, the proceeds of which, in whole or in part, are used to defease, in a legal or a covenant defeasance, our obligations on the notes or any other series of our senior debt securities.

“Principal Property” means, whether owned or leased on the date of the initial issuance of notes or acquired later:

•	pipeline assets of us or our Subsidiaries, including any related facilities employed in the gathering, transportation, distribution, storage or marketing of natural gas, natural gas liquids, refined petroleum products, liquefied petroleum gases, crude oil or petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

•	any processing or manufacturing plant or terminal owned or leased by us or any of our Subsidiaries that is located in the United States of America or any territory or political subdivision thereof;

except, in the case of either of the foregoing clauses, any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles, and any such assets, plant or terminal which, in the opinion of the board of directors of our general partner, is not material in relation to our activities or the activities of us and our Subsidiaries, taken as a whole.

“Sale-Leaseback Transaction” means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Principal Property, which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such person, other than:

•	any such transaction involving a lease for a term (including renewals or extensions exercisable by us or any of our Subsidiaries) of not more than three years; or

•	any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries.

“Subsidiary” of any person means:

•	any corporation, association or other business entity of which more than 50% of the total voting power of equity interests entitled (without regard to any contingency) to vote in the election of directors, managers, trustees, or equivalent persons, at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof; or

•	any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

Subsidiary Guarantors

Our payment obligations under the notes will be jointly and severally guaranteed by the subsidiary guarantors. The obligations of each subsidiary guarantor under its guarantee will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of the subsidiary guarantor and to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of the other subsidiary guarantor under its guarantee, result in the obligations of the subsidiary guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

Provided that no default shall have occurred and shall be continuing under the indenture, a subsidiary guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor (provided such sale, exchange or transfer is not prohibited by the indenture);

•	automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor (in each case to the extent not prohibited by the indenture); or

•	following delivery of a written notice of the release by us to the trustee, upon the release of all guarantees by the subsidiary guarantor of any Debt of ours, except debt securities issued under the base indenture.

If at any time after the issuance of the notes, including following any release of a subsidiary guarantor from its guarantee under the indenture, a Subsidiary (including any future Subsidiary) guarantees any of our Funded Debt, we will cause such Subsidiary to guarantee the notes in accordance with the indenture by simultaneously executing and delivering a supplemental indenture.

Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax considerations associated with the purchase, ownership and disposition of the notes. This discussion applies only to the initial holders of the notes who acquire the notes for a price equal to the issue price of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any state or local, foreign or other tax consequences. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described below. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local, foreign and other tax consequences of acquiring, owning and disposing of notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders of notes that are a partnership or partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

Payments of Interest

Interest on your notes will be taxed as ordinary income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that the interest accrues.

Sale or Other Disposition of Notes

When you sell or otherwise dispose of your notes in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable as ordinary income to the extent you have not previously included the accrued interest in income; and

•	your tax basis in the notes.

Your tax basis in your notes generally will equal the amount you paid for the notes. Your gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% for taxable years beginning on or before December 31, 2010. For taxable years beginning on or after January 1, 2011, the long-term capital gain rate is currently scheduled to increase to 20%.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the Internal Revenue Service and to you. In general, “backup withholding” may apply:

•	to any payments made to you of interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

The applicable backup withholding rate will be the fourth lowest income tax rate applicable to unmarried individuals for the relevant taxable year. Presently, the backup withholding rate is 28%. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are not a U.S. holder (as defined above) and are not a partnership (including an entity treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that interest on the notes is not effectively connected with your conduct of a trade or business in the United States and:

•	you do not, directly or indirectly, actually or constructively, own (including through an interest in Enterprise GP Holdings L.P.) 10% or more of the interests in our capital or profits; and

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); and

•	you certify as to your foreign status by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under a U.S. income tax treaty, or you provide us with a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States, in which case you generally will be subject to U.S. income tax on a net income basis on such payments of interest (see “U.S. Federal Income Tax” below).

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (as described immediately above) and backup withholding tax (see “Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (subject to, in the case of proceeds representing accrued interest, the conditions described in “U.S. Federal Withholding Tax” immediately above) unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are present; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income attributable to your notes is effectively connected with the conduct of your trade or business, and, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you generally will be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed immediately above under “U.S. Federal Withholding Tax” if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest and gain on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Backup Withholding and Information Reporting

Payments of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the U.S. Internal Revenue Service and to you. Backup withholding will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “U.S. Federal Withholding Tax” above, and if neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder (as described in “— U.S. Holders — Definition of a U.S. Holder” above).

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are not a United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-United States or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and by entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any Similar Laws) of such employee benefit plans, plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In addition, a fiduciary should determine whether the investment will result in the recognition of unrelated business taxable income by such Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, the Pension Protection Act of 2006 added a new statutory exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) that would exempt the acquisition and holding of the notes by a Plan under certain circumstances (certain transactions between a plan and a non-fiduciary services provider).

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Governmental plans and certain church plans (as defined under Sections 3(32) and 3(33) of ERISA, respectively) are not subject to the prohibited transaction provisions of ERISA and the Code. Such Plans may, however, be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of such a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under federal, state, local, non United States laws or other laws or regulations.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such notes through and including the date of its disposition of such notes that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. In addition, such discussion assumes that the notes will constitute indebtedness as opposed to “equity” interests under the United States Department of Labor’s plan asset regulations or Similar Law. Although such characterization of the notes would appear appropriate, we can offer you no assurance that this will be the case. Accordingly, because of the complexity of these rules and the penalties that may be imposed on persons involved in nonexempt prohibited transactions or fiduciary breaches, it is particularly important that any fiduciary or other person considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with its counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions and the consequences under ERISA, the Code or other Similar Law of the acquisition and ownership of the notes. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holder of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. The sale of the notes to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investment by Plans generally or any particular Plan, or that such an investment is appropriate for Plan generally or any particular Plan.

UNDERWRITING

We, together with the subsidiary guarantors, are offering the notes described in this prospectus through the underwriters named below. UBS Securities LLC, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Capital Markets, LLC are acting as representatives of the underwriters and joint book-running managers for this offering. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the principal amount of notes listed next to its name in the following table.

	Principal	Principal	Principal
	Amount of	Amount of	Amount of
Underwriters	2013 Notes	2018 Notes	2038 Notes

UBS Securities LLC	$	$	$
J.P. Morgan Securities Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Capital Markets, LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Greenwich Capital Markets, Inc.
KeyBanc Capital Markets Inc.
Union Bank of California, N.A.
Wells Fargo Securities, LLC

Total	$	$	$

The underwriting agreement provides that the underwriters must take and pay for all of the notes being offered, if any are taken.

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to take and pay for all of the notes being offered, if any are taken;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Commissions and Expenses

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount in the case of the 2013 notes, a discount from the initial public offering price of up to     % of the principal amount in the case of the 2018 notes and a discount from the initial public offering price of up to     % of the principal amount in the case of the 2038 notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the 2013 notes,     % of the principal amount of the 2018 notes and     % of the principal amount of the 2038 notes to certain other dealers. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the per note and total underwriting discounts and commissions we will pay to the underwriters.

Paid by
TEPPCO
Partners, L.P.

Per 2013 Note		%
Per 2018 Note		%
Per 2038 Note		%

We estimate that the total out-of-pocket expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $500,000.

New Issue of Notes

Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our notes, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions crated by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our notes while this offering is in progress. These transactions may also include making short sales of our notes, which involve the sale by the underwriters of a greater number of notes than they are required to purchase in this offering and purchasing notes on the open market to cover positions created by short sales.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in over-the-counter market or otherwise.

Relationships

From time to time the underwriters engage in transactions with us in the ordinary course of business. The underwriters have performed investment banking services for us in the last two years and have received fees for these services. In addition, certain affiliates of UBS Securities LLC, J.P. Morgan Securities Inc., SunTrust Robinson Humphrey, Inc. and Wachovia Capital Markets, LLC are lenders under our term credit agreement and, accordingly, will receive proceeds of this offering. Because it is possible that the underwriters or their affiliated or associated persons could receive more than 10% of the proceeds of the offering as repayment for such debt, the offering is made in compliance with the applicable provisions of Section 2710(h)(1) and Rule 2720 of the NASD Conduct Rules. Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, will pass on the validity of the notes, the guarantees and certain federal income tax matters related to the notes for us and the subsidiary guarantors. Certain legal matters with respect to the notes and the guarantees will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The (1) consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries incorporated in this prospectus supplement by reference from TEPPCO Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of TEPPCO Partners, L.P.’s internal control over financial reporting and (2) the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC incorporated in this prospectus supplement by reference from TEPPCO Partners, L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The (1) consolidated financial statements of Jonah Gas Gathering Company and subsidiary incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007 and (2) financial statements of LDH Energy Mont Belvieu L.P. (formerly Mont Belvieu Storage Partners, L.P.) incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2005 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Securities and Exchange Commission (“Commission”) under the Exchange Act (Commission File Nos. 1-10403 and 1-13603, respectively). You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Such filings are also available to the public at the Commission’s Web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. We maintain an Internet Web site at www.teppco.com. On the Investor Relations page of that site, we provide access to our Commission filings free of charge as soon as reasonably practicable after filing with the Commission. The information on our Internet Web site is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The Commission allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not incorporated by reference herein):

•	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 28, 2008; and

•	Current Reports on Form 8-K filed with the Commission on January 3, 2008, January 22, 2008, January 24, 2008, February 7, 2008, February 28, 2008 and March 6, 2008.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any and all Commission filings. You may request a copy of these filings by writing or telephoning us at:

TEPPCO Partners, L.P.
1100 Louisiana Street, Suite 1800
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-4707

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts are forward-looking statements. The words “proposed,” “anticipate,” “potential,” “may,” “will,” “could,” “should,” “expect,” “estimate,” “believe,” “intend,” “plan,” “seek” and similar expressions are intended to identify forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements included or incorporated by reference herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future distributions, estimated future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. While we believe our expectations reflected in these forward-looking statements are reasonable, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other pipeline or energy transportation companies, changes in laws or regulations and other factors, many of which are beyond our control. For example, the demand for refined products is dependent upon the price, prevailing economic conditions and demographic changes in the markets served, trucking and railroad freight, agricultural usage and military usage; the demand for propane is sensitive to the weather and prevailing economic conditions; the demand for petrochemicals is dependent upon prices for products produced from petrochemicals; the demand for crude oil and petroleum products is dependent upon the price of crude oil and the products produced from the refining of crude oil; and the demand for natural gas is dependent upon the price of natural gas and the locations in which natural gas is drilled. Further, the success of our new marine transportation business is dependent upon, among other things, our ability to effectively assimilate and provide for the operation of that business and maintain key personnel and customer relationships. We are also subject to regulatory factors such as the amounts we are allowed to charge our customers for the services we provide on our regulated pipeline systems and the cost and ability of complying with government regulations of the marine transportation industry. Consequently, all of the forward-looking statements made or incorporated by reference in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to or effect on us or our business or operations. Also note that we provide additional cautionary discussion of risks and uncertainties under the captions “Risk Factors,” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2007.

The forward-looking statements contained or incorporated by reference herein speak only as of the date hereof or in the case of any such statement in a document incorporated by reference, the date of such document. Except as required by the federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein, in the accompanying prospectus, in our Annual Report on Form 10-K and in our future periodic reports filed with the Commission. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

PROSPECTUS

TEPPCO Partners, L.P.

Limited Partnership Units
Debt Securities

Guarantees of Debt Securities of TEPPCO Partners, L.P. by:
TE Products Pipeline Company, Limited Partnership
TCTM, L.P.
TEPPCO Midstream Companies, L.P.
Jonah Gas Gathering Company
Val Verde Gas Gathering Company, L.P.

We, TEPPCO Partners, L.P., may from time to time offer and sell limited partnership units and debt securities that may be fully and unconditionally guaranteed by our subsidiaries, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P., Jonah Gas Gathering Company and Val Verde Gas Gathering Company, L.P. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

The New York Stock Exchange has listed our limited partnership units under the symbol “TPP.”

Our address is 2929 Allen Parkway, P.O. Box 2521, Houston, Texas 77252-2521, and our telephone number is (713) 759-3636.

You should carefully consider the risk factors beginning on Page 1 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2003

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell up to $2,000,000,000 in principal amount of the limited partnership units or debt securities, or a combination of both described in this prospectus in one or more offerings. This prospectus generally describes us and the limited partnership units and debt securities. Each time we sell limited partnership units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of November 3, 2003. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

ABOUT TEPPCO PARTNERS

We are one of the largest publicly traded limited partnerships engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. Texas Eastern Products Pipeline Company, LLC (formerly Texas Eastern Products Pipeline Company and referred to in this prospectus as TEPPCO LLC) serves as our general partner and is an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, which is owned 70% by Duke Energy Corporation and 30% by ConocoPhillips. Please see the organization chart on page 11 for a more detailed description of our organizational structure.

As used in this prospectus, “we,” “us,” “our” and “TEPPCO Partners” mean TEPPCO Partners, L.P. and, where the context requires, include our subsidiary operating partnerships.

THE SUBSIDIARY GUARANTORS

TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P., Jonah Gas Gathering Company and Val Verde Gas Gathering Company, L.P. are our only “significant subsidiaries” as defined by the rules and regulations of the SEC, as of the date of this prospectus. The general partner of TE Products, TCTM and TEPPCO Midstream is TEPPCO GP, Inc., which is wholly owned by us. TEPPCO GP owns a 0.001% general partner interest in each of TE Products, TCTM and TEPPCO Midstream. We own a 99.999% limited partner interest in each of TE Products, TCTM and TEPPCO Midstream. Jonah is a Wyoming general partnership. TEPPCO Midstream owns a 99.999% general partner interest in Jonah and TEPPCO GP owns a 0.001% general partner interest and serves as its managing general partner. TEPPCO NGL Pipelines, LLC owns a 0.001% general partner interest in Val Verde, and TEPPCO Midstream owns a 99.999% limited partner interest in Val Verde. We sometimes refer to TE Products, TCTM, TEPPCO Midstream, Jonah and Val Verde in this prospectus as the “Subsidiary Guarantors.” The Subsidiary Guarantors may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

ii

RISK FACTORS

Before you invest in our securities, you should be aware that there are risks associated with such an investment. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, the trading price of our limited partnership units could decline or you may lose all of your investment.

Risks Relating to Our Business

Potential future acquisitions and expansions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.

From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management’s attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

Expanding our natural gas gathering business by constructing new pipelines and compression facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the new pipelines.

We may expand the capacity of our existing natural gas gathering system through the construction of additional facilities. The construction of gathering facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations.

Our interstate tariff rates are subject to review and possible adjustment by federal regulators, which could have a material adverse effect on our financial condition and results of operations.

The Federal Energy Regulatory Commission, or the FERC, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, interstate tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.

The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC’s approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow. Additional challenges to our tariff rates could be filed with the FERC.

While the FERC does not directly regulate our natural gas gathering operations, federal regulation, directly or indirectly, influences the parties that gather natural gas on our gas gathering systems. Our intrastate natural gas gathering systems are generally exempt from FERC regulation under the Natural Gas Act of 1938. Nonetheless, FERC regulation still significantly affects our natural gas gathering business. In recent years, the FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, if the FERC does not continue this approach as it considers proposals by natural gas pipelines to allow negotiated rates that are not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect our shippers’ rights of access to interstate natural gas transportation capacity, it could have an adverse effect on the rates we are able to charge in the future.

Our partnership status may be a disadvantage to us in calculating our cost of service for rate-making purposes.

In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership’s cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. Because corporations are taxpaying entities, income taxes are generally allowed to be included as a corporate cost-of-service. While we currently do not use the cost-of-service methodology to support our rates, these decisions might adversely affect us should we elect in the future to use the cost-of-service methodology or should we be required to use that methodology to defend our rates if challenged by our customers. This could put us at a competitive disadvantage.

Competition could adversely affect our operating results.

Our refined products and liquefied petroleum gases, or LPGs, transportation business competes with other pipelines in the areas where we deliver products. We also compete with trucks, barges and railroads in some of the areas we serve. Competitive pressures may adversely affect our tariff rates or volumes shipped. The crude oil gathering and marketing business is characterized by thin margins and intense competition for supplies of crude oil at the wellhead. A decline in domestic crude oil production has intensified competition among gatherers and marketers. Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where our pipeline systems deliver crude oil and natural gas liquids.

New supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering system and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition in natural gas gathering is based in large part on reputation, efficiency, reliability, gathering system capacity and price arrangements. Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems. If the production delivered to our gathering system declines, our revenues from such operations will decline.

Our business requires extensive credit risk management that may not be adequate to protect against customer nonpayment.

Risks of nonpayment and nonperformance by customers are a major consideration in our businesses. Our credit procedures and policies may not be adequate to fully eliminate customer credit risk.

Our crude oil marketing business involves risks relating to product prices.

Our crude oil operations subject us to pricing risks as we buy and sell crude oil for delivery on our crude oil pipelines. These pricing and basis risks cannot be completely hedged or eliminated. These are the risks that price relationships between delivery points, classes of products or delivery periods will change from time to time.

Reduced demand could affect shipments on the pipelines.

Our products pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Market demand varies based upon the different end uses of the refined products we ship. Demand for gasoline, which has in recent years accounted for approximately one-half of our refined products transportation revenues, depends upon price, prevailing economic conditions and demographic changes in the markets we serve. Weather conditions, government policy and crop prices affect the demand for refined products used in agricultural operations. Demand for jet fuel, which has in recent years accounted for almost one-quarter of our refined products revenues, depends on prevailing economic conditions and military usage. Propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.

Our gathering system profits and cash flow depend on the volumes of natural gas produced from the fields served by our gathering systems and are subject to factors beyond our control.

Regional production levels drive the volume of natural gas gathered on our system. We cannot influence or control the operation or development of the gas fields we serve. Production levels may be affected by:

•	the absolute price of, volatility in the price of, and market demand for natural gas;

•	changes in laws and regulations, particularly with regard to taxes, denial of reduced well density spacing, safety and protection of the environment;

•	the depletion rates of existing wells;

•	adverse weather and other natural phenomena;

•	the availability of drilling and service rigs; and

•	industry changes, including the effect of consolidations or divestitures.

Any declines in the volumes of natural gas delivered for gathering on our system will adversely affect our revenues and could, if sustained or pronounced, materially adversely affect our financial position or results of operation.

Our operations are subject to governmental laws and regulations relating to the protection of the environment which may expose us to significant costs and liabilities.

The risk of substantial environmental costs and liabilities is inherent in pipeline and terminaling operations and we may incur substantial environmental costs and liabilities. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store crude oil, petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.

Many of our operations and activities are subject to significant federal and state environmental laws and regulations. These include, for example, the Federal Clean Air Act and analogous state laws, which impose obligations related to air emissions and the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters. In addition, our operations are also subject to the federal Comprehensive Environmental Response, Compensation, and Liability Act, also known as CERCLA or the Superfund law, the Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws in connection with the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities including the U.S. Environmental Protection Agency have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties through which our pipeline systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of the products we gather or transport, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of flow meters containing mercury, some of which may be material. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.

Terrorist attacks aimed at our facilities could adversely affect our business.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets, specifically our nation’s pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

Our business involves many hazards and operational risks, some of which may not be covered by insurance.

Our operations are subject to the many hazards inherent in the transportation of refined petroleum products, liquefied petroleum gases and petrochemicals, the transportation of crude oil and the gathering, compressing, treating and processing of natural gas and natural gas liquids and in the storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. Most significantly, we are not insured against the loss of revenues caused by interruption of business in the event of a loss of, or damage to, our facilities. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.

Risks Relating to Our Partnership Structure

We are a holding company and depend entirely on our operating subsidiaries’ distributions to service our debt obligations.

We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary’s ability to make distributions to us.

The debt securities issued by us and the guarantees issued by our subsidiary guarantors will be structurally subordinated to the claims of the creditors of our operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities will not be creditors of our operating partnerships that have not guaranteed the debt securities. The claims to the assets of non-guarantor operating subsidiaries derive from our own partnership interests in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries’ creditors will generally have priority as to the assets of those operating subsidiaries over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries’ creditors may include:

•	general creditors,

•	trade creditors,

•	secured creditors,

•	taxing authorities, and

•	creditors holding guarantees.

While our non-guarantor operating subsidiaries currently have no indebtedness for borrowed money, such subsidiaries are not restricted from incurring indebtedness and may do so in the future. Any debt securities offered pursuant to this prospectus and the applicable prospectus supplement will be structurally subordinated to any such indebtedness.

We may issue additional limited partnership interests, diluting existing interests of unitholders.

Our partnership agreement allows us to issue additional limited partnership units and other equity securities without unitholder approval. These additional securities may be issued to raise cash or acquire additional assets or for other partnership purposes. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of limited partnership units. Issuance of additional limited partnership units will also diminish the relative voting strength of the previously outstanding limited partnership units.

Our general partner and its affiliates may have conflicts with our partnership.

The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its member. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. Therefore, the general partner’s duties to us may conflict with the duties of its officers and directors to its member.

Such conflicts may include, among others, the following:

•	decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

•	under our partnership agreement we reimburse the general partner for the costs of managing and operating us; and

•	under our partnership agreement, it is not a breach of our general partner’s fiduciary duties for affiliates of our general partner to engage in activities that compete with us.

We may acquire additional businesses or properties directly or indirectly for the issuance of additional limited partnership units. At our current level of cash distributions, our general partner receives as incentive distributions approximately 50% of any incremental increase in our distributions. As a result, acquisitions funded though the issuance of limited partnership units have in the past and may in the future benefit our general partner more than our unitholders.

Unitholders have limited voting rights and control of management.

Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 66 2/3% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

Our partnership agreement limits the liability of our general partner.

Our general partner owes duties of loyalty and care to the unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates for acts taken in good faith in a manner believed to be in or not opposed to our best interests.

Tax Risks to Unitholders

You should read “Tax Considerations,” beginning on page 28, for a more complete discussion of the following federal income tax risks related to owning and disposing of limited partnership units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.

The anticipated benefit of an investment in our limited partnership units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

If we were classified as a corporation for U.S. federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the limited partnership units. Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us.

A successful IRS contest of the federal income tax positions we take may adversely impact the market for limited partnership units.

We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel’s conclusions or the positions we take. A court may not concur with our counsel’s conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for limited partnership units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by the unitholders and the general partner.

You may be required to pay taxes even if you do not receive any cash distributions.

You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on disposition of limited partnership units could be different than expected.

If you sell your limited partnership units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those limited partnership units. Prior distributions in excess of the total net taxable income you were allocated for a limited partnership unit, which decreased your tax basis in that limited partnership unit, will, in effect, become taxable income to you if the limited partnership unit is sold at a price greater than your tax basis in that limited partnership unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of limited partnership units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your limited partnership units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

If you are a tax-exempt entity, regulated investment company or mutual fund or you are not an individual residing in the United States, you may have adverse tax consequences from owning limited partnership units.

Investment in limited partnership units by tax-exempt entities, regulated investment companies (or mutual funds) and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes at the highest effective rate applicable to individuals and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We have registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

We have registered with the IRS as a “tax shelter.” The IRS requires that some types of entities, including some partnerships, register as “tax shelters” in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders’ tax returns and may lead to audits of unitholders’ tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

We will treat each purchaser of limited partnership units after the initial sale of any limited partnership units pursuant to this prospectus as having the same tax benefits without regard to the limited partnership units purchased. The IRS may challenge this treatment, which could adversely affect the value of our limited partnership units.

Because we cannot match transferors and transferees of limited partnership units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of limited partnership units and could have a negative impact on the value of the limited partnership units or result in audit adjustments to your tax returns. Please read “Tax Considerations — Uniformity of Limited Partnership Units” for a further discussion of the effect of the depreciation and amortization positions we adopt.

You will likely be subject to state and local taxes in states where you do not live as a result of an investment in our limited partnership units.

In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Please read “Tax Considerations — State, Local and Other Tax Considerations” for a discussion of the jurisdictions in which we do business or own property and the jurisdictions in which you will likely be required to file tax returns. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the limited partnership units.

WHERE YOU CAN FIND MORE INFORMATION

TEPPCO Partners, L.P. and TE Products Pipeline Company, Limited Partnership file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC’s web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows TEPPCO Partners and TE Products to “incorporate by reference” the information they have filed with the SEC. This means that TEPPCO Partners and TE Products can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TEPPCO Partners and TE Products file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of this offering.

TEPPCO Partners, L.P. (File No. 1-10403)

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed March 21, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed May 1, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed July 30, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed October 29, 2003.

•	Current Report on Form 8-K/A filed October 8, 2002.

•	Current Report on Form 8-K filed January 21, 2003.

•	Current Report on Form 8-K filed January 30, 2003.

•	Current Report on Form 8-K filed February 6, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed March 4, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed April 8, 2003.

•	Current Report on Form 8-K filed April 30, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed June 13, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed July 15, 2003.

•	Current Report on Form 8-K filed July 30, 2003.

•	Current Report on Form 8-K filed August 8, 2003.

•	Current Report on Form 8-K filed September 16, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	Current Report on Form 8-K filed October 28, 2003.

•	Current Report on Form 8-K filed November 3, 2003 (other than any information furnished pursuant to Item 9 thereof).

•	The description of the limited partnership units contained in the Registration Statement on Form 8-A (Registration No. 001 10403), initially filed December 6, 1989, and any subsequent amendment thereto filed for the purpose of updating such description.

TE Products Pipeline Company, Limited Partnership (File No. 1-13603)

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 27, 2003, as amended by the Annual Report on Form 10-K/A filed April 1, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed May 5, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed August 1, 2003.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed October 30, 2003.

•	Current Report on Form 8-K filed January 30, 2003.

•	Current Report on Form 8-K filed July 15, 2003.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Investor Relations Department
TEPPCO Partners, L.P.
TE Products Pipeline Company, Limited Partnership
2929 Allen Parkway
P.O. Box 2521
Houston, Texas 77252-2521
(713) 759-3636

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words “believe,” “expect,” “estimate” and “anticipate” and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:

•	the amount and nature of future capital expenditures,

•	business strategy and measures to carry out strategy,

•	competitive strengths,

•	goals and plans,

•	expansion and growth of our business and operations,

•	references to intentions as to future matters and

•	other similar matters.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption “Risk Factors” and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

TEPPCO PARTNERS

We are a publicly traded Delaware limited partnership engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis. Please read “The Subsidiary Guarantors” on page ii for a more detailed description of our ownership of the Subsidiary Guarantors.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of indebtedness outstanding at the time and to acquire properties as suitable opportunities arise.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

						Nine Months Ended
	Twelve Months Ended December 31,					September 30,
	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges	2.72x	3.06x	2.10x	2.79x	2.70x	2.61x	2.18x

For purposes of calculating the ratio of earnings to fixed charges:

•	“fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•	“earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

DESCRIPTION OF DEBT SECURITIES

We will issue our debt securities under an Indenture dated February 20, 2002, as supplemented, among us, as issuer, First Union National Bank, as trustee, and the Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We, the trustee and the Subsidiary Guarantors may enter into additional supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.

This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the Indenture and the form of Subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “Indenture” refer to the particular Indenture under which we issue a series of debt securities.

General

The debt securities

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and

•	may be subordinated to our senior indebtedness and that of the Subsidiary Guarantors.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Board of Directors and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities.

If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “— Subordination.”

Covenants

Reports

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•	for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act;

•	if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act; and

•	if we are required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, file with the trustee any annual report or other reports sent to our unitholders generally.

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

•	if the series of debt securities is guaranteed by the Subsidiary Guarantors:

•	any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

Exercise of remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may:

•	waive all past defaults, except with respect to nonpayment of principal, premium or interest; and

•	rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series,

but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium or interest when due, unless:

•	such holder has previously given the trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the trustee in personal liability.

Notice of event of default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the trustee;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

•	secure the debt securities;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights of any holder;

•	add or appoint a successor or separate trustee; or

•	comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release a Subsidiary Guarantor or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the trustee, may waive:

•	compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the trustee under the Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities; or

•	to maintain a registrar and paying agent in respect of the debt securities.

If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•	covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

•	the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

•	the guarantee provision described under “Events of Default” above with respect to a series of debt securities.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under “— Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of General Partner

Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:

•	any of our obligations or the obligations of the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors, that are not expressly subordinate or junior in right of payment to any of our or any Subsidiary Guarantor’s other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors’ assets, to creditors;

•	upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

•	in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive limited partnership units and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness;”

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other indebtedness for borrowed money that we may designate.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

The Trustee

We may appoint a separate trustee for any series of debt securities. We use the term “trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK ENTRY, DELIVERY AND FORM

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

CASH DISTRIBUTIONS

General

We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash, as described below, from which we will make distributions. Available Cash means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $20 million cash balance we had on the date of our initial public offering in 1990. The full definitions of Available Cash and Cash from Operations are set forth in “— Defined Terms.”

Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. Our limited liability company subsidiaries have adopted a dividend policy under which all available cash is to be distributed. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.

We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner, if specified target levels of cash distributions to the unitholders are achieved. The general partner’s incentive distributions are described below under “— Quarterly Distributions of Available Cash — Distributions of Cash from Operations.”

The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to our limited partnership units for the quarters in the periods shown.

		Amount
Record Date	Payment Date	per Unit

January 31, 2001	February 2, 2001	0.525
April 30, 2001	May 4, 2001	0.525
July 31, 2001	August 6, 2001	0.525
October 31, 2001	November 5, 2001	0.575
January 31, 2002	February 8, 2002	0.575
April 30, 2002	May 8, 2002	0.575
July 31, 2002	August 8, 2002	0.600
October 31, 2002	November 8, 2002	0.600
January 31, 2003	February 7, 2003	0.600
April 30, 2003	May 9, 2003	0.625
July 31, 2003	August 8, 2003	0.625
October 31, 2003	November 7, 2003	0.650

Cash distributions are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See “— Quarterly Distributions of Available Cash — Distributions of Cash from Operations” and “— Quarterly Distributions of Available Cash — Distributions of Cash from Interim Capital Transactions” below. We will ordinarily generate Cash from Interim Capital Transactions from:

•	borrowings and sales of debt securities other than for working capital purposes;

•	sales of equity interests; and

•	sales or other dispositions of our assets.

All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.

Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption “— Quarterly Distributions of Available Cash — Distributions of Cash from Interim Capital Transactions.”

A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under “— Quarterly Distributions of Available Cash.” Distributions of cash in connection with our dissolution and liquidation will be made as described below under “— Distributions of Cash Upon Liquidation.”

Quarterly Distributions of Available Cash

Distributions of Cash from Operations

Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

•	first, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.275 per limited partnership unit for such calendar quarter (the “First Target Distribution”);

•	second, 85% to all unitholders pro rata and 15% to the general partner until all unitholders have received distributions of $0.325 per limited partnership unit for such calendar quarter (the “Second Target Distribution”);

•	third, 75% to all unitholders pro rata and 25% to the general partner until all unitholders have received distributions of $0.450 per limited partnership unit for such calendar quarter (the “Third Target Distribution” and, together with the First Target Distribution and Second Target Distribution, the “Target Distributions”); and

•	thereafter, 50% to all unitholders pro rata and 50% to the general partner.

The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

	Marginal Percentage Interest in Distributions
Quarterly amount:	Unitholders	General Partner

up to $0.275	98%	2%
$0.276 to $0.325	85%	15%
$0.326 to $0.450	75%	25%
Thereafter	50%	50%

The Target Distributions are each subject to adjustment as described below under “— Adjustment of the Target Distributions.”

Distributions of Cash from Interim Capital Transactions

Distributions of Available Cash that constitute Cash from Interim Capital Transactions will be distributed 99% to all unitholders pro rata and 1% to the general partner until a hypothetical holder of a limited partnership unit acquired in our initial public offering has received, with respect to that limited partnership unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per limited partnership unit equal to $20.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.

Adjustment of the Target Distributions

The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of limited partnership units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, “Unrecovered Capital” means, at any time, an amount equal to the excess of (1) $10.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical limited partnership unit offered in our initial public offering out of Available Cash constituting Cash from Interim Capital Transactions and all distributions in connection with our liquidation.

The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of:

•	the maximum marginal federal corporate income tax rate, plus

•	any increase that results from such legislation in the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.

Distributions of Cash Upon Liquidation

We will dissolve on December 31, 2084, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

•	first, to each partner having a deficit balance in his capital account in the proportion that the deficit balance bears to the total deficit balances in the capital accounts of all partners until each partner has been allocated gain equal to that deficit balance;

•	second, 100% to the partners in accordance with their percentage interests until the capital account in respect of each limited partnership unit then outstanding is equal to the Unrecovered Capital attributable to that limited partnership unit;

•	third, 100% to the partners in accordance with their percentage interests until the per-unit capital account in respect of each limited partnership unit is equal to the sum of:

–	the Unrecovered Capital attributable to that limited partnership unit, plus

–	any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that limited partnership unit for any quarter after December 31, 1994;

•	fourth, 85% to all unitholders pro rata and 15% to the general partner until the capital account of each outstanding limited partnership unit is equal to the sum of:

–	the Unrecovered Capital with respect to that limited partnership unit, plus

–	any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that limited partnership unit for any quarter after December 31, 1994, plus

–	the excess of:

(a) the First Target Distribution over the Minimum Quarterly Distribution for each quarter of our existence, less

(b) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter of our existence ((a) less (b) being the “Target Amount”);

•	fifth, 75% to all unitholders pro rata and 25% to the general partner, until the capital account of each outstanding limited partnership unit is equal to the sum of:

–	the Unrecovered Capital with respect to that limited partnership unit, plus

–	the Target Amount, plus

–	the excess of:

(a) the Second Target Distribution over the First Target Distribution for each quarter of our existence, less

(b) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter of our existence ((a) less (b) being the “Second Target Amount”);

•	thereafter, any then-remaining gain would be allocated 50% to all unitholders pro rata and 50% to the general partner.

For these purposes, “Unrecovered Capital” means, at any time with respect to any limited partnership units,

•	$10, less

•	the sum of:

–	any distributions of Available Cash constituting Cash from Interim Capital Transactions, and

–	any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a limited partnership unit that was sold in the initial offering of the limited partnership units.

Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners’ capital accounts until all balances are reduced to zero; and second, to the general partner.

Defined Terms

“Available Cash” means, with respect to any calendar quarter, the sum of:

•	all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

•	any reduction in reserves established in prior quarters,

•	less the sum of:

–	all our cash disbursements during that quarter, including, disbursements for taxes on us as an entity, debt service and capital expenditures,

–	any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

(a) to provide for the proper conduct of our business, including reserves for future rate refunds or capital expenditures, or

(b) to provide funds for distributions with respect to any of the next four calendar quarters, and

–	any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce “Available Cash” but will be deemed a distribution of Available

Cash to those unitholders. Alternatively, in the discretion of our general partner, those taxes that pertain to all unitholders may be considered to be cash disbursements which reduce Available Cash and which will not be deemed to be a distribution of Available Cash to the unitholders. Notwithstanding the foregoing, “Available Cash” will not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.

“Cash from Interim Capital Transactions” means all cash distributed other than Cash from Operations.

“Cash from Operations” means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis:

•	$20 million, plus

•	all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any Interim Capital Transactions or Termination Capital Transactions, less the sum of:

(a) all our cash operating expenditures during that period including, without limitation, taxes imposed on us,

(b) all our cash debt service payments during that period other than:

•	payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets all cash distributed other than Cash from Operations, and

•	payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment or principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

(c) all our cash capital expenditures during that period other than:

•	cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures, and

•	cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

(d) an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund,

(e) any reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

(f) any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner’s interest in our subsidiaries.

“Interim Capital Transactions” means our:

•	borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

•	sales of partnership interests, and

•	sales or other voluntary or involuntary dispositions of any assets other than:

–	sales or other dispositions of inventory in the ordinary course of business,

–	sales or other dispositions of other current assets including receivables and accounts or

–	sales or other dispositions of assets as a part of normal retirements or replacements,

in each case before the commencement of our dissolution and liquidation.

TAX CONSIDERATIONS

This section was prepared by Fulbright & Jaworski L.L.P., our tax counsel, and addresses all material United States federal income tax consequences to prospective unitholders who are individual citizens or residents of the United States, and unless otherwise noted, this section is our tax counsel’s opinion with respect to the matters set forth except for statements of fact and the representations and estimates of the results of future operations included in this discussion which are the expression of our general partner and as to which no opinion is expressed. Our tax counsel bases its opinions on its interpretation of the Internal Revenue Code of 1986, as amended (the “Code”), and existing and proposed Treasury Regulations issued thereunder, judicial decisions, administrative rulings, the facts set forth in this prospectus and factual representations made by our general partner. Our tax counsel’s opinions are subject to both the accuracy of such facts and the continued applicability of such legislative, administrative and judicial authorities, all of which authorities are subject to changes and interpretations that may or may not be retroactively applied.

It is impractical to comment on all aspects of federal, state, local and foreign laws that may affect the tax consequences of the transactions contemplated by the sale of limited partnership units made by this prospectus and of an investment in such limited partnership units. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to taxpayers such as corporations, estates, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, foreign persons, regulated investment companies and insurance companies. Accordingly, we encourage each prospective unitholder to consult, and rely on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him with respect to the ownership and disposition of limited partnership units.

We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to our classification as a partnership for federal income tax purposes or any other matter affecting us. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the IRS may adopt positions that differ from our tax counsel’s conclusions expressed herein. We may need to resort to administrative or court proceedings to sustain some or all of our tax counsel’s conclusions, and some or all of these conclusions ultimately may not be sustained. Any contest of this sort with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade. In addition the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, neither we nor our tax counsel can assure you that the tax consequences of investing in limited partnership units will not be significantly modified by future legislation, administrative changes or court decisions, which may or may not be retroactively applied.

For the reasons described below, our tax counsel has not rendered an opinion with respect to the following specific federal income tax issues:

•	the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units (please read “— Tax Consequences of Limited Partnership Unit Ownership — Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Limited Partnership Units — Allocations Between Transferors and Transferees”);

•	whether our method for depreciating Code Section 743 adjustments is sustainable (please read “— Tax Consequences of Limited Partnership Unit Ownership — Section 754 Election”); and

•	whether assignees of limited partnership units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, are our partners (please read “— Partner Status”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account in computing his federal income tax liability his allocable share of the partnership’s items of income, gain, loss and deduction, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Our tax counsel is of the opinion that under present law, and subject to the conditions and qualifications set forth below, both we and each of our subsidiary partnerships are and will continue to be classified as a partnership for federal income tax purposes. Our tax counsel’s opinion as to our classification as a partnership and that of each of our subsidiary partnerships is based principally on our tax counsel’s interpretation of the factors set forth in Treasury Regulations under Sections 7701 and 7704 of the Code, its interpretation of Section 7704 of the Code and upon representations made by our general partner.

The Treasury Regulations under Section 7701 pertaining to the classification of entities such as us as partnerships or associations taxable as corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the “check-the-box” regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as associations taxable as corporations. For taxable years beginning after January 1, 1997, domestic limited partnerships that were in existence prior to January 1, 1997 are deemed to have elected to continue their classification under the Treasury Regulations in force prior to January 1, 1997, unless they formally elect another classification. Neither we nor our subsidiary partnerships have filed an election to be treated as an association taxable as a corporation under the “check-the-box” regulations, and our tax counsel has rendered its opinion that we and our subsidiary partnerships were classified as partnerships on December 31, 1996 under the prior Treasury Regulations.

Notwithstanding the “check-the-box” regulations under Section 7701 of the Code, Section 7704 of the Code provides that publicly traded partnerships shall, as a general rule, be taxed as corporations despite the fact that they are not classified as corporations under Section 7701 of the Code. Section 7704 of the Code provides an exception to this general rule for a publicly traded partnership if 90% or more of its gross income for every taxable year consists of “qualifying income” (the “Qualifying Income Exception”). For purposes of this exception, “qualifying income” includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines) or marketing of any mineral or natural resource. Other types of “qualifying income” include interest, dividends, real property rents, gains from the sale of real property, including real property held by one considered to be a “dealer” in such property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes “qualifying income”. We have represented that 90% or more of our gross income, as determined for purposes of the Qualifying Income Exception, has been and will be derived from fees and charges for transporting natural gas, refined petroleum products, natural gas liquids, carbon dioxide and other hydrocarbons through our pipelines, dividends, and interest. We estimate that less than 10% of our income is not qualifying income; however, this estimate could change from time to time.

In rendering its opinion as to periods before 1997 that we and our subsidiary partnerships were each classified as a partnership for federal income tax purposes, our tax counsel has relied on the following factual representations that the general partner made about us and our subsidiary partnerships:

•	As to us and each of our subsidiary partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner.

•	Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

•	Except as otherwise required by Section 704(c) of the Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

•	For each taxable year, 90% or more of our gross income was from sources that, in our counsel’s opinion, generated “qualified income” within the meaning of Section 7704 of the Code.

•	Our general partner and the general partner of each of our subsidiary partnerships acted independently of the limited partners of such partnerships.

Our tax counsel has rendered its opinion as to taxable years beginning after 1996 relying on the accuracy of the second and fourth representations listed above together with the further representation by the general partner of each partnership that such partnership neither has nor will elect to be treated as an association taxable as a corporation pursuant to the “check-the-box” regulations.

Our tax counsel’s opinion as to the classification of us and our subsidiary partnerships as partnerships for federal income tax purposes is also based on the assumption that if the general partner of each partnership ceases to be the general partner, any successor general partner will make and satisfy such representations. In this regard, if the general partner were to withdraw as a general partner at a time when there is no successor general partner, or if the successor general partner could not satisfy the above representations, then the IRS might attempt to classify us or a subsidiary partnership as an association taxable as a corporation.

If we fail to meet the Qualifying Income Exception to the general rule of Section 7704 of the Code, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in such corporation, and then distributed such stock to the unitholders in liquidation of their limited partnership units. This contribution and liquidation should be tax-free to the unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be classified as an association taxable as a corporation for federal income tax purposes.

If we were taxable as a corporation in any year, our items of income, gain, loss, deduction, and credit would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed at corporate rates. In addition, any distribution made to a unitholder would be treated as either:

•	dividend income to the extent of our current or accumulated earnings and profits;

•	in the absence of earnings and profits, as a nontaxable return of capital to the extent of the unitholder’s tax basis in his limited partnership units; or

•	taxable capital gain, after the unitholder’s tax basis in his limited partnership units is reduced to zero.

Accordingly, our classification as an association taxable as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return, and thus, would likely result in a substantial reduction in the value of a unitholder’s limited partnership units.

Partner Status

Unitholders who have become our limited partners pursuant to the provisions of our partnership agreement will be treated as our partners for federal income tax purposes. Moreover, the IRS has ruled that assignees of limited partnership interests who have not been admitted to a partnership as limited partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, (1) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (2) unitholders whose limited partnership units are held in street name or by another nominee will be treated as our partners for federal income tax purposes. As there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications, but who fail to execute and deliver transfer applications, the tax status of such unitholders is unclear and our tax counsel expresses no opinion with respect to the status of such assignees. Such unitholders should consult their own tax advisors with respect to their status as partners for federal income tax purposes. A purchaser or other transferee of limited partnership units who does not execute and deliver a transfer application may not receive federal income tax information or reports furnished to record holders of limited partnership units unless the limited partnership units are held in a nominee or street name account and the nominee or broker executes and delivers a transfer application with respect to such limited partnership units.

A beneficial owner of limited partnership units whose limited partnership units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such limited partnership units for federal income tax purposes. These holders should consult with their own tax advisors with respect to their status as our partners for federal income tax purposes. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Treatment of Short Sales and Constructive Sales of Appreciated Financial Positions”.

Our items of income, gain, deduction, loss, and credit would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders should consult their own tax advisors with respect to their status as our partner.

Tax Consequences of Limited Partnership Unit Ownership

Flow-through of taxable income

We will not pay any federal income tax. Our items of income, gain, loss, deduction and credit will consist of our allocable share of the income, gains, losses, deductions and credits of our subsidiary partnerships and dividends from our corporate subsidiaries. Each unitholder will be required to take into account his allocable share of our items of income, gain, loss, deduction, and credit for our taxable year ending within his taxable year without regard to whether we make any cash distributions to him. Consequently, a unitholder may be allocated income from us although he has not received a cash distribution from us.

Treatment of distributions

Our distributions generally will not be taxable to a unitholder for federal income tax purposes to the extent of his tax basis in his limited partnership units immediately before the distribution. Cash distributions in excess of such tax basis generally will be considered to be gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under “— Disposition of Limited Partnership Units”. Any reduction in a unitholder’s share of our nonrecourse liabilities included in his tax basis in his limited partnership units will be treated as a distribution of cash to such unitholder. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Tax Basis of Limited Partnership Units”. If a unitholder’s percentage interest decreases because we offer additional limited partnership units, then such unitholder’s share of nonrecourse liabilities will decrease, and this will result in a corresponding deemed distribution of cash. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Limitations on Deductibility of Losses”.

A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his limited partnership units, if such distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or “inventory items” (as both are defined in Section 751 of the Code) (collectively, “Section 751 Assets”). To that extent, the unitholder will be treated as having received his proportionate share of the Section 751 Assets and having exchanged such assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the unitholder’s tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

Tax basis of limited partnership units

A unitholder’s tax basis in his limited partnership units initially will be equal to the amount paid for the limited partnership units plus his share of our liabilities that are without recourse to any partner (“nonrecourse liabilities”), if any. A unitholder’s share of our nonrecourse liabilities will generally be based on his share of our profits. Please read “— Disposition of Limited Partnership Units — Gain or Loss in General”. A unitholder’s basis will be increased by the unitholder’s share of our income and by any increase in the unitholder’s share of our nonrecourse liabilities. A unitholder’s basis in his limited partnership units will be decreased, but not below zero, by his share of our distributions, his share of decreases in our nonrecourse liabilities, his share of our losses and his share of our nondeductible expenditures that are not required to be capitalized.

Limitations on deductibility of losses

A unitholder may not deduct from taxable income his share of our losses, if any, to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his limited partnership units at the end of our taxable year in which the loss occurs and (2) in the case of an individual unitholder, a shareholder of a corporate unitholder that is an “S” corporation and a corporate unitholder if 50% or more of the value of the corporation’s stock is owned directly or indirectly by five or fewer individuals, the amount for which the unitholder is considered “at risk” at the end of that year. In general, a unitholder will initially be “at risk” to the extent of the purchase price of his limited partnership units. A unitholder’s “at risk” amount increases or decreases as his tax basis in his limited partnership units increases or decreases, except that our nonrecourse liabilities, or increases or decreases in such liabilities, are not included in a unitholder’s “at risk” amount. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his “at risk” amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations can be carried forward and will be allowable to the unitholder to the extent that his tax basis or “at risk” amount, whichever was the limiting factor, is increased in a subsequent year. Upon a taxable disposition of a limited partnership unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the “at risk” limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the “at risk” or basis limitation is no longer utilizable.

In addition to the foregoing limitations, the passive loss limitations generally provide that individuals, estates, trusts and closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses that we generate will only be available to offset future income that we generate and will not be available to offset income from other passive activities or investments, including other publicly traded partnerships, or salary or active business income. The passive activity loss rules are applied after other applicable limitations on deductions, such as the “at risk” and basis limitation rules discussed above. Suspended passive losses that are not used to offset a unitholder’s allocable share of our income may be deducted in full when the unitholder disposes of his entire investment in us to an unrelated party in a fully taxable transaction.

Limitations on interest deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of such taxpayer’s “net investment income”. The IRS has announced that Treasury Regulations will be issued that characterize “net passive income” from a publicly traded partnership as “investment income” for purposes of the limitations on the deductibility of “investment interest expense,” and until such Treasury Regulations are issued, “net passive income” from publicly traded partnerships shall be treated as “investment income”. In addition, a unitholder’s share of our portfolio income will be treated as “investment income”. “Investment interest expense” includes:

•	interest on indebtedness properly allocable to property held for investment;

•	a partnership’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s “investment interest expense” will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a limited partnership unit. “Net investment income” includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expense, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Allocation of income, gain, loss and deduction

In general, if we have a net profit, items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their respective percentage interests in us. If we have a net loss, items of income, gain, loss and deduction will generally be allocated (1) first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, and (2) second, to the general partner.

Notwithstanding the above, as required by Section 704(c) of the Code, specified items of income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates (“Contributed Property”) and our property that has been revalued and reflected in the partners’ capital accounts upon the issuance of limited partnership units prior to this offering (“Adjusted Property”). In addition, items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income. Although we expect that these allocations of recapture income will be respected under Treasury Regulations, if they are not respected, the amount of the income or gain allocated to a unitholder will not change, but instead a change in the character of the income allocated to a unitholder would result. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of our items of income, gain, loss and deduction, other than an allocation required by the Code to eliminate the difference between a unitholder’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a unitholder’s distributive share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect” under the Treasury Regulations. In any other case, a unitholder’s distributive share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including the unitholder’s relative contributions to us, the interests of all the unitholders in profits and losses, the interest of all the unitholders in cash flow and other nonliquidating distributions and rights of all the unitholders to distributions of capital upon liquidation.

Under the Code, partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the “ceiling limitation”). This “ceiling limitation” is not expected to have significant application to allocations with respect to Contributed Property, and thus, is not expected to prevent our unitholders from receiving allocations of depreciation, gain or loss from such properties equal to that which they would have received had such properties actually had a basis equal to fair market value at the outset. However, to the extent the ceiling limitation is or becomes applicable, our partnership agreement requires that certain items of income and deduction be allocated in a way designed to effectively “cure” this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of our unitholders.

The legislative history of Section 704(c) of the Code states that Congress anticipated that Treasury Regulations would permit partners to agree to a more rapid elimination of Book-Tax Disparities than required provided there is no tax avoidance potential. Further, under Final Treasury Regulations under Section 704(c) of the Code, allocations similar to our curative allocations would be allowed. However, since the Final Treasury Regulations are not applicable to us, our tax counsel is unable to opine on the validity of our curative allocations.

Section 754 election

We and our subsidiary partnerships have each made the election permitted by Section 754 of the Code, which is irrevocable without the consent of the IRS. Such election will generally permit us to adjust a limited partnership unit purchaser’s tax basis in our properties (“inside basis”) pursuant to Section 743(b) of the Code. The Section 754 election only applies to a person who purchases limited partnership units from a unitholder, and the Section 743(b) adjustment belongs solely to such purchaser. Thus, for purposes of determining income, gains, losses and deductions, the purchaser will have a special basis for those of our properties that are adjusted under Section 743(b) of the Code.

Generally, the amount of the Section 743(b) adjustment is the difference between a partner’s tax basis in his partnership interest and the partner’s proportionate share of the common basis of the partnership’s properties attributable to such partnership interest. Therefore, the calculations and adjustments in connection with determining the amount of the Section 743(b) adjustment depend on, among other things, the date on which a transfer occurs and the price at which the transfer occurs. To help reduce the complexity of those calculations and the resulting administrative cost to us, we will apply the following method to determine the Section 743(b) adjustment for transfers of limited partnership units made after this offering: the price paid by a transferee for his limited partnership units will be deemed to be the lowest quoted trading price for the limited partnership units during the calendar month in which the transfer was deemed to occur, without regard to the actual price paid. The application of such convention yields a less favorable tax result, as compared to adjustments based on actual price, to a transferee who paid more than the “convention price” for his limited partnership units.

It is possible that the IRS could successfully assert that our method for determining the Section 743(b) adjustment amount does not meet the requirements of the Code or the applicable Treasury Regulations and require us to use a different method. Should the IRS require us to use a different method and should, in our opinion, the expense of compliance exceed the benefit of the Section 754 election, we may seek permission from the IRS to revoke our Section 754 election. Such a revocation may increase the ratio of a unitholder’s allocable share of taxable income to cash distributions and, therefore, could adversely affect the value of a unitholder’s limited partnership units.

The allocation of the Section 743(b) adjustment among our assets is complex and will be made on the basis of assumptions as to the value of our assets and other matters. We cannot assure you that the allocations we make will not be successfully challenged by the IRS and that the deductions resulting from such allocations will not be reduced or disallowed altogether. For example, the IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to intangible assets instead, such as goodwill, which, as an intangible asset, is generally amortizable over a longer period of time and under a less accelerated method than our tangible assets. Should the IRS require a different allocation of the Section 743(b) adjustment be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of limited partnership units may be allocated more income than he would have been allocated had the election not been revoked, and therefore, such revocation could adversely affect the value of a unitholder’s limited partnership units.

Treasury Regulations under Sections 743 and 197 of the Code generally require, unless the remedial allocation method is adopted, that the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-purchased recovery property placed in service when the limited partnership unit transfer occurs. The remedial allocation method can be adopted only with respect to property contributed to a partnership on or after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost-recovery deductions under Section 168 generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. We utilize the 150 percent declining-balance method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the intrinsic tax characteristics of our limited partnership units. To avoid such a lack of uniformity, we have adopted an accounting convention under

Section 743(b) to preserve the uniformity of limited partnership units despite its inconsistency with these Treasury Regulations. Please read “— Uniformity of Limited Partnership Units”.

Although our tax counsel is unable to opine as to the validity of such an approach because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with the Treasury Regulations described above. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring limited partnership units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Limited Partnership Units”.

A Section 754 election is advantageous if the transferee’s tax basis in his limited partnership units is higher than the limited partnership units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his limited partnership units is lower than those limited partnership units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the limited partnership units may be affected either favorably or unfavorably by the election.

Treatment of short sales and constructive sales of appreciated financial positions

Taxpayers are required to recognize gain but not loss on constructive sales of appreciated financial positions, which would include a constructive sale of limited partnership units. Constructive sales include short sales of the same or substantially identical property, entering into a notional principal contract on the same or substantially identical property, and entering into a futures or forward contract to deliver the same or substantially identical property. Thus, gain would be triggered if a unitholder entered into a contract to sell his or her limited partnership units for a fixed price on a future date. If a constructive sale occurs, the taxpayer must recognize gain as if the appreciated financial position were sold, assigned or otherwise terminated at its fair market value on the date of the constructive sale. Adjustments for the gain recognized on the constructive sale are made in the amount of any gain or loss later realized by the taxpayer with respect to the position.

It would appear that a unitholder whose limited partnership units are loaned to a “short seller” to cover a short sale of limited partnership units would be considered as having transferred beneficial ownership of such limited partnership units and would no longer be a partner with respect to such limited partnership units during the period of such loan. As a result, during such period, any of our items of income, gain, loss and deductions with respect to such limited partnership units would appear not to be reportable by such unitholder, any cash distributions the unitholder receives with respect to such limited partnership units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS also may contend that a loan of limited partnership units to a “short seller” constitutes a taxable exchange, and if such a contention were successfully made, the lending unitholder may be required to recognize gain or loss.

Our tax counsel has not rendered an opinion regarding the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units. Unitholders desiring to assure their status as partners should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their limited partnership units. The IRS announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Limited Partnership Units — Gain or Loss in General”.

Alternative minimum tax

Each unitholder will be required to take into account his share of any items of our income, gain, loss and deduction for purposes of the alternative minimum tax. A portion of our depreciation deductions may be treated as an item of tax preference for this purpose. A unitholder’s alternative minimum taxable income derived from us may be higher than his share of our net income because we may use more accelerated methods of depreciation for purposes of computing federal taxable income or loss. Each prospective unitholder should consult with his tax advisors as to the impact of an investment in limited partnership units on his liability for the alternative minimum tax.

Treatment of Operations

Accounting method and taxable year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his limited partnership units following the close of our taxable year but before the close of his taxable year must include his share of our items of income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our items of income, gain, loss and deduction. Please read “— Disposition of Limited Partnership Units — Allocations Between Transferors and Transferees”.

Initial tax basis, depreciation and amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to this offering will be borne by the general partner and its affiliates and unitholders acquiring limited partnership units prior to this offering. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Allocation of Income, Gain, Loss and Deduction”.

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his limited partnership units. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Limited Partnership Units — Gain or Loss in General”.

The costs incurred in selling our limited partnership units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication expenses.

Estimates of relative fair market values and basis of properties

The federal income tax consequences of the acquisition, ownership and disposition of limited partnership units will depend in part on estimates by us as to the relative fair market values and determinations of the initial tax bases of our assets. Although we may consult from time to time with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis may be subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis were found to be incorrect, the character and amount of items of income, gain, loss and deduction previously reported by unitholders might change, and unitholders might be required to amend their previously filed tax returns for prior years and incur interest and penalties with respect to those adjustments. Please read “— Treatment of Operations — Initial Tax Basis, Depreciation and Amortization”.

Disposition of Limited Partnership Units

Gain or loss in general

If a limited partnership unit is sold or otherwise disposed of, the determination of gain or loss from the sale or other disposition will be based on the difference between the amount realized and the unitholder’s tax basis for such limited partnership unit. A unitholder’s “amount realized” will be measured by the sum of the cash or the fair market value of other property received plus the portion of our nonrecourse liabilities allocated to the limited partnership units sold. To the extent that the amount realized exceeds the unitholder’s basis for the limited partnership units disposed of, the unitholder will recognize gain. Because the amount realized includes the portion of our nonrecourse liabilities allocated to the limited partnership units sold, the tax liability resulting from such gain could exceed the amount of cash received upon the disposition of such limited partnership units. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Tax Basis of Limited Partnership Units”.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in limited partnership units, on the sale or exchange of a limited partnership unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a limited partnership unit and may be recognized even if there is a net taxable loss realized on the sale of a limited partnership unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of limited partnership units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Although the ruling is unclear as to how the holding period of these interests is determined once they are combined, the Treasury Regulations allow a selling unitholder who can identify limited partnership units transferred with an ascertainable holding period to elect to use the actual holding period of the limited partnership units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis limited partnership units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific limited partnership units sold for purposes of determining the holding period of limited partnership units transferred. A unitholder electing to use the actual holding period of limited partnership units transferred must consistently use that identification method for all subsequent sales or exchanges of limited partnership units. A unitholder considering the purchase of additional limited partnership units or a sale of limited partnership units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between transferors and transferees

In general, our taxable income and losses are determined annually and are prorated on a monthly basis and subsequently apportioned among the unitholders in proportion to the number of limited partnership units owned by them as of the opening of the NYSE on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business is allocated among the unitholders of record as of the opening of the NYSE on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a unitholder transferring limited partnership units in the open market may be allocated items of income, gain, loss and deduction realized after the date of transfer.

The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, our tax counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and transferees of limited partnership units. If the IRS treats transfers of limited partnership units as occurring throughout each month and a monthly convention is not allowed by the Treasury Regulations, the IRS may contend that our taxable income or losses must be reallocated among the unitholders. If any such contention were sustained, the tax liabilities of some unitholders would be adjusted to the possible detriment of other unitholders. Our general partner is authorized to revise our method of allocation (1) between transferors and transferees and (2) as among unitholders whose interests otherwise vary during a taxable period, to comply with any future Treasury Regulations.

A unitholder who owns limited partnership units at any time during a quarter and who disposes of such limited partnership units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to such quarter but will not be entitled to receive that cash distribution.

Notification requirements

A unitholder who sells or exchanges limited partnership units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a limited partnership unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that describe the amount of the consideration received for the limited partnership unit that is allocated to our goodwill or going concern value. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

Constructive termination

We will be considered to have been terminated for federal income tax purposes if there is a sale or exchange of 50% or more of our limited partnership units within a twelve-month period, and our constructive termination would cause a termination of each of our subsidiary partnerships. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve-months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Limited Partnership Units

Because we cannot match transferors and transferees of limited partnership units, we must maintain uniformity of the economic and tax characteristics of the limited partnership units to a purchaser of these limited partnership units. Without uniformity in the intrinsic tax characteristics of limited partnership units sold pursuant to this offering and limited partnership units we issue before or after this offering, our compliance with several federal income tax requirements, both statutory and regulatory, could be substantially diminished, and non-uniformity of our limited partnership units could have a negative impact on the ability of a unitholder to dispose of his limited partnership units. A lack of uniformity can result from a literal application of Treasury Regulation section 1.167(c)-1(a)(6) and Treasury Regulations under Sections 197 and 743 of the Code and from the application of the “ceiling limitation” on our ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Property and Adjusted Property.

We depreciate and amortize the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property and Adjusted Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with the Treasury Regulations. Please read “— Tax Consequences of Limited Partnership Unit Ownership — Section 754 Election”.

If we determine that our adopted depreciation and amortization conventions cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring limited partnership units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this latter position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic economic and tax characteristics of any limited partnership units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of limited partnership units might be affected, and the gain from the sale of limited partnership units might be increased without the benefit of additional deductions. Please read “— Disposition of Limited Partnership Units — Gain or Loss in General”.

Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors

Ownership of limited partnership units by employee benefit plans, other tax exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies may raise issues unique to such persons and, as described below, may have substantial adverse tax consequences.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income such an organization derives from the ownership of a limited partnership unit will be unrelated business taxable income and thus will be taxable to such a unitholder.

Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks, securities or foreign currency or other qualifying income. We do not anticipate that any significant amount of our gross income will be qualifying income for regulated investment companies purposes.

Nonresident aliens and foreign corporations, trusts or estates that acquire limited partnership units will be considered to be engaged in business in the United States on account of ownership of such limited partnership units and as a consequence will be required to file federal tax returns in respect of their distributive shares of our income, gains, losses and deductions and pay federal income tax at regular rates, net of credits including withholding, on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership’s income that is effectively connected with the conduct of a United States trade or business and that is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly traded partnerships, we will withhold on actual cash distributions made quarterly to foreign unitholders at the highest effective rate applicable to individuals. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

Because a foreign corporation that owns limited partnership units will be treated as engaged in a United States trade or business, such a unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate unitholder is a “qualified resident”. In addition, such a unitholder is subject to special information reporting requirements under Section 6038C of the Code.

The IRS has ruled that a foreign partner who sells or otherwise disposes of a partnership interest will be subject to federal income tax on gain realized on the disposition of such partnership interest to the extent that such gain is effectively connected with a United States trade or business of the foreign partner. We do not expect that any material portion of any gain from the sale of a limited partnership unit will avoid United States taxation. Moreover, a gain of a foreign unitholder will be subject to United States income tax if that foreign unitholder has held more than 5% in value of the limited partnership units during the five-year period ending on the date of the disposition or if the limited partnership units are not regularly traded on an established securities market at the time of the disposition.

Administrative Matters

Entity-level collections

If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder, former unitholder or the general partner, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of limited partnership units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Income tax information returns and audit procedures

We will use all reasonable efforts to furnish unitholders with tax information within 75 days after the close of each taxable year. Specifically, we intend to furnish to each unitholder a Schedule K-1 which sets forth his allocable share of our items of income, gain, loss, deduction and credit. In preparing such information, we will necessarily use various accounting and reporting conventions to determine each unitholder’s allocable share of such items. Neither we nor our tax counsel can assure you that any such conventions will yield a result that conforms to the requirements of the Code, Treasury Regulations thereunder or administrative pronouncements of the IRS. We cannot assure prospective unitholders that the IRS will not contend that such accounting and reporting conventions are impermissible. Contesting any such allegations could result in substantial expense to us. In addition, if the IRS were to prevail, unitholders may incur substantial liabilities for taxes and interest.

Our federal income tax information returns may be audited by the IRS. The Code contains partnership audit procedures that significantly simplify the manner in which IRS audit adjustments of partnership items are resolved. Adjustments, if any, resulting from such an audit may require each unitholder to file an amended tax return, which may result in an audit of the unitholder’s return. Any audit of a unitholder’s return could result in adjustments to items not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit and the imposition of penalties and other additions to unitholders’ tax liability are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement appoints our general partner as our Tax Matters Partner.

The Tax Matters Partner is entitled to make elections for us and our unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to our taxable items. In connection with adjustments to our tax returns proposed by the IRS, the Tax Matters Partner may bind any unitholder with less than a 1% profits interest in us to a settlement with the IRS unless the unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review to which all the unitholders are bound. If the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% profit interest in us and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

The unitholders will generally be required to treat their allocable shares of our taxable items on their federal income tax returns in a manner consistent with the treatment of the items on our information return. In general, that consistency requirement is waived if the unitholder files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on our return. Even if the consistency requirement is waived, adjustments to the unitholder’s tax liability with respect to our items may result from an audit of our or the unitholder’s tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee reporting

Persons who hold our limited partnership units as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owners and the nominee;

(b) whether the beneficial owner is:

(1) a person that is not a United States person as defined in Section 7701(a)(30) of the Code,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of limited partnership units held, acquired or transferred for the beneficial owners; and

(d) information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are a United States person and information on limited partnership units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed for failure to report such information to us. The nominee is required to supply the beneficial owner of the limited partnership units with the information furnished to us.

Registration as a tax shelter

The Code requires that “tax shelters” be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. Our general partner, as our principal organizer, has registered us as a tax shelter with the IRS in the absence of assurance that we are not subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. We have received tax shelter registration number 90036000017 from the IRS. Issuance of the registration number does not indicate that an investment in limited partnership units or the claimed tax benefits have been reviewed, examined or approved by the IRS. We must furnish our registration number to our unitholders, and a unitholder who sells or otherwise transfers a limited partnership unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a limited partnership unit to furnish such registration number to the transferee is $100 for each such failure. The unitholder must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by us is claimed or income from us is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

Accuracy-related penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) for which there is, or was, “substantial authority,” or (ii) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return. More stringent rules apply to “tax shelters,” a term that in this context does not appear to include us. If any item of income, gain, loss, deduction or credit included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

Unitholders may be subject to state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the unitholders reside or in which we or our subsidiary partnerships do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on his investment in limited partnership units. Our operating subsidiaries own property and do business in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah and Wyoming. A unitholder will likely be required to file state income tax returns in such states, other than South Dakota, Texas and Wyoming, and may be subject to penalties for failure to comply with such requirements. In addition, an obligation to file tax returns or to pay taxes may arise in other states. Moreover, in some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. This could occur, for example, if the unitholder has no income from sources within that state. We are authorized but not required to pay any state or local income tax on behalf of all the unitholders even though such payment may be greater than the amount that would have been required to be paid if such payment had been made directly by a particular partner or assignee; provided, however, that such tax payment shall be in the same amount with respect to each limited partnership unit and, in the general partner’s sole discretion, payment of such tax on behalf of all the unitholders or assignees is in the best interests of the unitholders or the assignees as a whole. Any amount so paid on behalf of all unitholders or assignees shall be deducted as a cash operating expenditure of us in calculating “Cash from Operations”.

It is the responsibility of each prospective unitholder to investigate the legal and tax consequences, under the laws of pertinent states or localities, of his investment in limited partnership units. Accordingly, each prospective unitholder should consult, and must depend on, his own tax advisors with regard to state and local tax matters. Further, it is the responsibility of each unitholder to file all state and local, as well as federal, tax returns that may be required of such unitholder.

INVESTMENT IN LIMITED PARTNERSHIP UNITS BY EMPLOYEE BENEFIT PLANS

An investment in limited partnership units by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Code. As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, Simplified Employee Pension Plans, and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether such investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA;

•	the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income;

•	the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

•	whether, as a result of the investment, the plan will be required to file an exempt organization business income tax return with the IRS.

Please read “— Tax-Exempt Entities, Regulated Investment Companies and Foreign Investors”. The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in limited partnership units, be deemed to own an undivided interest in our assets. If so, the general partner also would be a fiduciary of such plan, and we would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit an employee benefit plan from engaging in transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan. These provisions also apply to Individual Retirement Accounts which are not considered part of an employee benefit plan. The Department of Labor issued final regulations on November 13, 1986, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets”. Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

(2)	the entity is an “operating company,” i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA), whether or not they are subject to the provisions of Title I of ERISA, plans described in Section 4975(e)(1) of the Code, and any entities whose underlying assets include plan assets by reason of a plan’s investments in the entity.

Our assets would not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) above, and also may satisfy requirements (2) and (3) above.

Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel concerning the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters for public offering and sale, or we may sell the securities to investors directly or through agents. The applicable prospectus supplement will name any underwriter or agent involved in the offer and sale of the securities.

Underwriters may offer and sell the securities at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or though dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The applicable prospectus supplement will disclose any underwriting compensation we pay to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against, or contribution toward, certain civil liabilities, including liabilities under the Securities Act.

If a prospectus supplement so indicates, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase the securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of the securities that may be sold pursuant to such arrangements. Institutional investors include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. The obligations of the purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the securities shall not be prohibited under the applicable laws of any jurisdiction in the United States and (ii) if the securities are being sold to underwriters, we shall have sold to such underwriters the total number of such securities less the number thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our performance or such institutional investors thereunder.

If a prospectus supplement so indicates, the underwriters engaged in an offering of securities may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the securities, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

LEGAL

Certain legal matters in connection with the securities will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of TEPPCO Partners, L.P. as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, the consolidated financial statements of TE Products Pipeline Company, Limited Partnership as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, and the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2002 (included in TEPPCO Partners, L.P.’s Current Report on Form 8-K filed on July 15, 2003), have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2002 consolidated financial statements of TEPPCO Partners, L.P. refers to a change in the method of accounting for derivative financial instruments and hedging activities on January 1, 2001, and, effective January 1, 2002, the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

The combined financial statements of the Burlington Resources Gathering Inc. Val Verde Gathering and Processing System as of December 31, 2001 and 2000, and for the years then ended incorporated by reference in this prospectus from TEPPCO Partners, L.P.’s Current Report on Form 8-K filed July 2, 2002, as amended by the Current Reports on Form 8-K/A filed on August 12, 2002 and October 8, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report with respect thereto. Such combined financial statements have been so incorporated in reliance on the report of such independent accountants given on the authority of said firm as experts in auditing and accounting.

TEPPCO Partners, L.P.

$                      % Senior Notes due 2013

$                      % Senior Notes due 2018

$                      % Senior Notes due 2038

PROSPECTUS SUPPLEMENT

March   , 2008

Joint Book-Running Managers

UBS Investment Bank

JPMorgan

SunTrust Robinson Humphrey

Wachovia Securities

Senior Co-Managers

BNP PARIBAS

Citi

RBS Greenwich Capital

Co-Managers

KeyBanc Capital Markets

Union Bank of California

Wells Fargo Securities